SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to Rule 14a-12
Ohio State Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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PRELIMINARY COPY
OHIO STATE BANCSHARES, INC.
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
Notice of Special Meeting of Stockholders
     A Special Meeting of Stockholders (the “Special Meeting”) of Ohio State Bancshares, Inc., an Ohio corporation (the “Corporation”), will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:
1.	To consider and vote upon a proposal to amend the Corporation’s Articles of Incorporation to effect a 1-for-150 reverse stock split, followed immediately by an amendment to the Corporation’s Articles of Incorporation to effect a 150-for-1 forward stock split of the Corporation’s shares of common stock (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each stockholder owning fewer than 150 shares of common stock of the Corporation immediately before the Stock Splits will receive $95.00 in cash, without interest, for each share of common stock of the Corporation owned by the stockholder immediately prior to the Stock Splits and will no longer be a stockholder of the Corporation; and (b) each stockholder owning 150 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to hold the same number of shares after the Stock Splits and will not receive any cash. The proposed amendments to the Corporation’s Articles of Incorporation are attached as Exhibit B and Exhibit C to the accompanying Proxy Statement; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
     Only those stockholders of record at the close of business on                     , 2007 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.
     To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience.
     The sections of the Proxy Statement entitled “Summary Term Sheet” and “Questions and Answers” contain what we believe are helpful descriptions of the most important terms and conditions of the Stock Splits. We encourage you to read those sections and the other parts of the Proxy Statement, including attached exhibits and information and documents incorporated by reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     The Corporation’s Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, the Corporation and its stockholders, and unanimously recommends that you vote “FOR” the proposed Stock Splits.

By Order of the Board of Directors

Gary E. Pendleton
President
                    , 2007

2

GENERAL INFORMATION
IMPORTANT NOTICES
SUMMARY TERM SHEET
Information About the Stock Splits
Purpose of and Reasons for the Stock Splits
Fairness of the Stock Splits
Advantages of the Stock Splits
Disadvantages of the Stock Splits
Voting Information.
Material Federal Income Tax Consequences
Unavailability of Appraisal or Dissenters’ Rights
Termination of Stock Splits
Unclaimed Property Laws
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS
When and Where Is the Special Meeting?
How Many Votes Do I Have?
How Many Votes Can Be Cast By All Stockholders?
Can I Change My Vote?
What Happens If the Meeting Is Postponed or Adjourned?
Why Should I Vote to Approve the Stock Splits?
How Will the Stock Splits Affect the Day-to-Day Operations?
How Was the Cash Price for Shares Determined?
May I Obtain a Copy of Austin Associates, LLC’s Valuation Report?
When Will the Stock Splits Be Completed?
What Happens to Me if I Own 150 or more shares?
If I Am Cashed Out, Will I Receive Any Dividends?
Should I Send In My Certificates Now?
Who Can Help Answer My Questions?
What Do I Need to Do Now?
SPECIAL FACTORS
Purpose of and Reasons for the Stock Splits
Effects of the Stock Splits
Financing, Sources of Funds and Expenses
Alternatives to the Stock Splits
Fairness of the Stock Splits
Disadvantages of the Stock Splits
Conclusion
STOCK SPLITS PROPOSAL
Background of the Stock Splits
Summary and Structure
Recommendation of the Board
Material Federal Income Tax Consequences
Unavailability of Appraisal or Dissenters’ Rights
Share Certificates

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Termination of Stock Splits
Unclaimed Property Laws
Regulatory Approvals
OPINION OF AUSTIN ASSOCIATES, LLC
MEETING AND VOTING INFORMATION
Time and Place
Revoking Your Proxy
Record Date
Quorum and Required Vote
Solicitation and Costs
INFORMATION ABOUT THE CORPORATION
Business of the Corporation
Directors and Executive Officers and Principal Holders
Certain Transactions
Market Price and Dividend Information
Share Repurchase Information
FINANCIAL INFORMATION
Summary Historical Financial Information
Pro Forma Financial Information
Ratio of Earnings to Fixed Charges
AVAILABLE INFORMATION
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

EXHIBIT A — FAIRNESS OPINION OF AUSTIN ASSOCIATES, LLC
EXHIBIT B — PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF OHIO STATE BANCSHARES, INC. TO EFFECT REVERSE STOCK SPLIT
EXHIBIT C — PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF OHIO STATE BANCSHARES, INC. TO EFFECT FORWARD STOCK SPLIT
ADDITIONAL DOCUMENTS MAILED WITH THIS PROXY STATEMENT:
1.	The Corporation’s Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 2005; and

2.	The Corporation’s Quarterly Report on Form 10-QSB for the Fiscal Periods Ended September 30, 2006

ii

OHIO STATE BANCSHARES, INC.
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
PROXY STATEMENT
GENERAL INFORMATION
     This Proxy Statement provides information about a proposal to amend the Articles of Incorporation, as amended (the “Articles”), of Ohio State Bancshares, Inc. (the “Corporation”, “we” or “us”) to effect a 1-for-150 reverse stock split, followed immediately by a 150-for-1 forward stock split (collectively, the “Stock Splits”) of the shares of common stock of the Corporation, $10.00 par value per share (the “shares”). If the Stock Splits are completed:
•	Each share held by a stockholder owning fewer than 150 shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $95.00 in cash, without interest; and

•	Each share held by a stockholder owning 150 or more shares immediately before the Stock Splits will continue to represent one share after the Stock Splits.
     The proposed amendments to our Articles to accomplish the Stock Splits are attached as Exhibit B and Exhibit C to this Proxy Statement. The Board of Directors has scheduled a Special Meeting of Stockholders of the Corporation (the “Special Meeting”) to vote upon the Stock Splits. The Special Meeting will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time.
     We cannot complete the Stock Splits unless the holders of at least 91,970 shares, which is a majority of the outstanding shares, approve the Stock Splits. The executive officers and directors of the Corporation have indicated they will vote in favor of the Stock Splits. Collectively, they own 34,556 or approximately 18.79% of the shares outstanding on                     , 2007 (the “Record Date”).
     We urge you to read this Proxy Statement carefully and in its entirety, including the attached exhibits. This Proxy Statement is first being mailed to the Corporation’s stockholders on or about                     , 2007.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation.

IMPORTANT NOTICES
     The Corporation’s common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when shares are converted. By accepting receipt of this Proxy Statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.
     We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.
     You should not construe the contents of this Proxy Statement or any communication from the Corporation, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.
SUMMARY TERM SHEET
     The following is a summary of the material terms of the Stock Splits. Although this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of the terms and conditions. We urge you to carefully review this Proxy Statement, the attached exhibits and the information and documents incorporated by reference in their entirety before voting.
Information about the Stock Splits
     The Stock Splits will consist of the following steps:
•	A 1-for-150 reverse stock split of the shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the “Effective Date”). As a result of the first amendment (attached as Exhibit B):
–	Each holder of less than 150 shares immediately before the reverse stock split will receive $95.00 in cash, without interest, for each share held immediately before the reverse stock split and will no longer be a stockholder of the Corporation; and

–	Each holder of 150 or more shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of 150 or more shares on the Effective Date will not be purchased by the Corporation and these holders will not be entitled to receive any cash payment from the Corporation.

•	Immediately after the reverse stock split is complete, the second amendment (attached as Exhibit C) will effect a 150-for-1 forward stock split. This amendment has the effect of returning holders of 150 or more shares to the number they held before the Stock Splits.

•	If you are a record holder of less than 150 shares and you do not want to be cashed out in the Stock Splits, you may remain a stockholder of the Corporation by purchasing a sufficient number of shares, to the extent available, in advance of the Stock Splits so that you hold 150 or more shares on the Effective Date. On the other hand, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of shares in advance of the Stock Splits so that you hold less than 150 shares on the Effective Date.

•	If your shares are held in “street name” through a broker or bank or other nominee (a “broker”), the effect of the Stock Splits on your shares may be different than for record holders. You should contact your broker to (1) determine whether or not your shares are eligible to be cashed out in the Stock Splits and (2) instruct the broker as to how you would like to proceed. If a broker is the record holder of 150 or more shares on the Effective Date, the shares held by the broker will not be cashed out in the Stock Splits.

•	If you hold less than 150 shares in “street name” and you want to ensure that you will be cashed out in the Stock Splits, you may transfer your shares out of “street name” and into a record account with the Corporation far enough in advance so that the transfer is complete by the Effective Date.

•	Regardless of whether your shares are held in “street name” or in a record account, no account will be cashed out in the Stock Splits if it contains 150 or more shares on the Effective Date.
     Please see the sections of this Proxy Statement entitled “Special Factors — Effects of the Stock Splits” and “Stock Splits Proposal — Summary and Structure” for more information on the structure of the Stock Splits.
Purpose of and Reasons for the Stock Splits
•	The Stock Splits are intended to reduce the number of record holders of our shares below 300 and enable us to terminate the registration of our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend our filing obligations pursuant to Section 15(d) of the Exchange Act. We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to apply to terminate the registration of our shares and suspend our filing obligations as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300. In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve, the Federal Deposit Insurance Corporation (FDIC) and the Ohio Division of Financial Institutions, as applicable to bank holding companies and Ohio chartered, non-member banks.

•	After the Stock Splits, we will remain subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to the Corporation and The Ohio State Bank (the “Bank”). The Stock Splits will have no affect on the inspections, examinations and supervision by the FDIC and the Ohio Division of Financial Institutions.

•	Ultimately, we estimate annual cost savings of approximately $175,000 per fiscal year as a result of the deregistration of our shares and the related termination of our periodic reporting requirements and decreased transfer agent expenses from no longer being required to service stockholders with small positions in the Corporation. A significant portion of these savings will result from the Corporation not being subject to the requirements under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Section 404 requires companies to perform an audit of internal controls and requires each annual report of a public company to include a report by management on the company’s internal control over financial reporting. Section 404 also requires a company’s auditor to attest to, and report on, management’s assessment of the effectiveness of the company’s internal control over financial reporting. Compliance with Section 404 requires large commitments of time and effort for both public company management and public company auditors.

•	The federal securities laws, including the Sarbanes-Oxley Act, require compliance activities that represent a significant administrative burden to companies of smaller size and market capitalization. The Stock Splits will dramatically reduce this burden as management will no longer be required to prepare and review filings with the SEC. Instead, management can focus its time and attention on revenue-enhancing activities.

•	The Stock Splits constitute the most expeditious, efficient, cost-effective and fair method to convert the Corporation from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.
     Please see the sections of this Proxy Statement entitled “Special Factors — Purpose of and Reasons for the Stock Splits” and “Special Factors — Effects of the Stock Splits” for more information on the principal reasons for the Stock Splits.
Fairness of the Stock Splits
•	The Board believes that the Stock Splits are in the Corporation’s best interests and are both substantively and procedurally fair to unaffiliated holders whose shares will be cashed out in the Stock Splits (“Cashed Out Holders”) and unaffiliated holders who will remain stockholders after the Stock Splits (“Continuing Holders”). The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

•	The Board has set $95.00 per share (the “Cash Out Price”) as the cash consideration to be paid by the Corporation to holders of less than 150 shares instead of issuing such holders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion (the “Fairness Opinion”) prepared by Austin Associates, LLC, an independent financial advisor. The full text of the Fairness Opinion, dated , 2007, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at the Corporation’s principal executive offices located at 111 South Main Street, Marion, Ohio 43302.

•	The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of , 2007, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

•	Austin Associates, LLC provided the Fairness Opinion to the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.
     Please see the sections of this Proxy Statement entitled “Special Factors — Fairness of the Stock Splits,” “Opinion of Austin Associates, LLC,” “Stock Splits Proposal — Background of the Stock Splits” and “Stock Splits Proposal — Recommendation of the Board” for more information regarding the fairness of the Stock Splits.
Advantages of the Stock Splits
•	By completing the Stock Splits, deregistering our shares and eliminating our periodic reporting obligations under the Exchange Act, we expect to ultimately realize recurring annual cost savings of approximately $175,000, including fees and expenses related to compliance with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.

•	The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

•	Affiliated stockholders will not be treated differently than unaffiliated stockholders in the Stock Splits. The sole determining factor as to whether a stockholder will remain a stockholder of the Corporation after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

•	The Stock Splits will have a minimal effect on the relative voting power of Continuing Holders. The Corporation currently has 183,939 common shares issued and outstanding.

Of this amount, the Corporation expects to repurchase an estimated 19,500 shares in connection with the Stock Splits, which represents approximately 10.6% of the Corporation’s current number of outstanding shares. As a result, the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby. The following table demonstrates the relative increase in ownership that would result from completing the Stock Splits for holders of 5,000, 10,000, 15,000 and 20,000 of the Corporation’s common shares, respectively.

	Percentage based on	Percentage based on	Percentage increase
Number of Shares	183,939 shares issued	164,439 shares issued	as a result of the
Held	and outstanding	and outstanding	Stock Splits
5,000	2.7%	3.0%	0.3%
10,000	5.4%	6.1%	0.7%
15,000	8.2%	9.1%	0.9%
20,000	10.9%	12.2%	1.3%
The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the outstanding shares of the Corporation and will beneficially own approximately 20.93% of the outstanding shares following the Stock Splits.

•	The Stock Splits will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we have approximately 300 stockholders of record that held fewer than 150 shares. These stockholders hold approximately 19,500, or 10.6%, of our outstanding shares, but represent approximately 57.7% of our total number of record holders. Accordingly, a disproportionate amount of our expenses relating to the administration of stockholder accounts is attributable to stockholders holding less than 10.6% of our issued and outstanding shares.
     Please see the section of the Proxy Statement entitled “Special Factors — Fairness of the Stock Splits” for a more detailed discussion of the advantages of the Stock Splits.
Disadvantages of the Stock Splits
•	Upon deregistration of our shares, we will no longer have a duty to file periodic reports with the SEC. Please see the section of the Proxy Statement entitled “Special Factors – Effects of the Stock Splits – Effects on the Corporation” for a description of the events that would cause us to become a public reporting company following the Stock Splits. Information regarding our operations and financial results that is currently available to the general public and our investors through our filings with the SEC will not be as readily available after deregistration. Investors seeking information about us will have to use other sources of information and may have to contact us directly to receive such information. The Corporation’s business activities are conducted primarily through the Bank, which is required to file quarterly financial reports with the FDIC. These reports are available electronically at the FDIC’s Internet website (www.fdic.gov). After the Stock Splits, the Corporation also must continue to file semiannual financial reports with the Board of Governors of the Federal Reserve System, and the Corporation and the Bank will remain subject to supervision and examination by state and federal regulatory agencies.

•	Following the Stock Splits, Cashed Out Holders will no longer hold a financial interest in the Corporation and will not participate in the potential appreciation in the value of, or the payment of dividends on, the Corporation’s shares.

•	After deregistration of our shares, the Corporation will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud. Among other things, the Sarbanes-Oxley Act requires our chief executive officer and chief financial officer to certify as to the accuracy of the financial statements contained in our Exchange Act filings. Our chief executive officer and chief financial officer will no longer be required to make these certifications after the deregistration of our shares. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.
     Please see the section of the Proxy Statement entitled “Special Factors — Disadvantages of the Stock Splits” for a more detailed discussion of the disadvantages of the Stock Splits.
Voting Information
•	The Stock Splits require the approval of a majority of the outstanding shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 183,939 shares outstanding and entitled to vote at the Special Meeting, of which 91,970 are required to approve the Stock Splits. The executive officers and directors of the Corporation have indicated that they will vote in favor of the Stock Splits. Collectively, they own 34,556 shares, or approximately 18.79% of the shares outstanding and entitled to vote at the Special Meeting. Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information.
Material Federal Income Tax Consequences
•	The Corporation will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

•	Continuing Holders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Splits. Cashed Out Holders will generally recognize a capital gain or loss for federal income tax purposes equal to the difference between the Cash Out Price and the stockholder’s per share tax basis in the shares that are exchanged for cash. The specific tax consequences of the Stock Splits to you will depend on the facts of your own situation. You should consult your tax advisor to determine the effects of the Stock Splits to you.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences” for more information on the tax consequences of the Stock Splits.

Unavailability of Appraisal or Dissenters’ Rights
•	Stockholders of the Corporation do not have the right to demand the appraised value of their shares or any other dissenters’ rights under Ohio law or the Corporation’s Articles or Code of Regulations, whether or not they vote in favor of the Stock Splits.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal - Unavailability of Appraisal or Dissenters’ Rights” for more information.
Termination of Stock Splits
•	The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any stockholder vote if it believes that such withdrawal is in the Corporation’s best interests. Although the Board presently believes that the Stock Splits are in the Corporation’s best interests and has recommended a vote for the Stock Splits, circumstances could change prior to the Effective Date that may render the Stock Splits inappropriate or undesirable. Among other things, the Board may withdraw the Stock Splits from the agenda if there is: (1) any change in the nature of the Corporation’s shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Stock Splits; (2) any change in the number of our record holders that would allow the Corporation to deregister its shares without effecting the Stock Splits; (3) any change in the number of the shares to be exchanged for cash in the Stock Splits that would substantially increase the cost and expense of the Stock Splits (as compared to what is currently anticipated) or (4) any adverse change in our financial condition that would render the Stock Splits inadvisable.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Termination of Stock Splits” for more information.
Unclaimed Property Laws
•	All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned and unclaimed property.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     When used in this Proxy Statement the words or phrases “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects,” “targeted,” “will likely result,” “are expected to,” “will continue,” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from results presently anticipated or projected. The Corporation cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Corporation advises readers that the Corporation’s actual results may differ materially from any opinions or statements expressed with respect to future periods contained in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information contained in this Proxy Statement, the Corporation will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.” Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:
(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

QUESTIONS AND ANSWERS
     The following questions and answers are intended to briefly address commonly asked questions regarding the Special Meeting and the Stock Splits. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and the information and documents referred to or incorporated by reference in this Proxy Statement.
When and Where Is the Special Meeting?
     The Special Meeting will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time.
How Many Votes Do I Have?
     You will have one vote for each share that you own on the Record Date.
How Many Votes Can Be Cast By All Stockholders?
     As of the Record Date, 183,939 shares were issued and outstanding and held of record by approximately 520 stockholders.
Can I Change My Vote?
     Yes, you may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.
What Happens If the Meeting Is Postponed or Adjourned?
     Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Why Should I Vote to Approve the Stock Splits?
     The Board believes that the Stock Splits are in the best interests of all of the Corporation’s stockholders. The Stock Splits will reduce the number of record holders of our shares to below 300 persons, which will allow us to terminate the registration of the shares under the Exchange Act. The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.
     The Stock Splits will also serve as a source of liquidity for those stockholders who receive cash for their shares. The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

How Will the Stock Splits Affect the Day-to-Day Operations?
     The Stock Splits will have very little effect on the Corporation’s and the Bank’s business and operations. Except with respect to the amendments to the Corporation’s Articles to provide for the Stock Splits, the charter documents of the Corporation will remain in effect. No changes to the charter documents of the Bank are proposed in connection with the Stock Splits. After the Stock Splits are completed, the officers and directors of the Corporation and the Bank will continue to hold the positions they currently hold, and the Corporation and the Bank will continue to be regulated by the same agencies as before the Stock Splits (except that the Corporation will no longer be required to file periodic reports with the SEC).
How Was the Cash Price for Shares Determined?
     The Board retained Austin Associates, LLC, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the Board in determining the Cash Out Price for the shares to be purchased by the Corporation. Austin Associates, LLC delivered a valuation report to the Board valuing the shares at $87.00 per share. The Board considered the independent valuation and other factors and determined that the Cash Out Price should be $95.00 per share. Subsequently, Austin Associates, LLC issued the Fairness Opinion to the Board that the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. A copy of the Fairness Opinion is attached for your review as Exhibit A to this Proxy Statement.
May I Obtain a Copy of Austin Associates, LLC’s Valuation Report?
     In connection with the Fairness Opinion, Austin Associates, LLC has prepared and delivered to the Corporation a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Corporation’s principal executive offices located at 111 South Main Street, Marion, Ohio 43302, or you may request a copy of the report at your expense upon written request to the following address: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302.
     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The address of that website is http://www.sec.gov. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC’s website.
When Will the Stock Splits Be Completed?
     We plan to complete the Stock Splits during the second quarter of 2007 so that our filing obligations may be suspended at that time and the registration of the Corporation’s shares can be terminated 90 days thereafter.

What Happens to Me if I Own 150 or more shares?
     If you own 150 or more shares in at least one account on the Effective Date, the shares in that account will not be cashed out in the Stock Splits. This is true whether your shares are held in “street name” or in a record account.
If I Am Cashed Out, Will I Receive Any Dividends?
     Each stockholder will be entitled to receive dividends on his or her shares that are declared prior to the Effective Date of the Stock Splits, even if the dividend is not paid until after the Stock Splits have been completed, provided that the stockholder held the shares on the record date for the dividend. Historically, the Board has declared dividends on a semiannual basis. The most recent dividend was paid to shareholders on December 8, 2006, and the next dividend is not anticipated until June of 2007. The Board expects the Stock Splits to be consummated prior to the record date for the next anticipated dividend to shareholders. Accordingly, if you are stockholder that will be cashed out in the Stock Splits, you will not be entitled to receive the dividend anticipated for payment in June of 2007.
     Following the Stock Splits, Cashed Out Holders will not receive any other dividends declared by the Board or participate in any appreciation in the value of the Corporation’s shares.
Should I Send In My Certificates Now?
     No. As soon as practicable after the Stock Splits are completed, all stockholders owning less than 150 shares will receive a transmittal letter providing written instructions for exchanging share certificates for cash. If you will continue as a stockholder after the Stock Splits, you will not receive a transmittal letter or a new stock certificate.
Who Can Help Answer My Questions?
     If you have any questions about the Special Meeting or any of the items to be considered by the stockholders at the Special Meeting, or if you need additional copies of the enclosed materials or proxy, you should contact Gary E. Pendleton, President and Chief Executive Officer, or Todd M. Wanner, Senior Vice President and Chief Financial Officer, at (740) 387-2265. Written requests should be delivered to the following address: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302.
What Do I Need to Do Now?
     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to amend the Corporation’s Articles to effect the Stock Splits.
     For a more complete description of voting at the Special Meeting, see the section below entitled “Meeting and Voting Information.”

SPECIAL FACTORS
Purpose of and Reasons for the Stock Splits
     The purpose of the reverse stock split is to terminate the Corporation’s status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 150 shares, we expect to have fewer than 300 record stockholders, which would allow us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file a form with the SEC to deregister the Corporation’s shares. Our common shares are currently quoted by a number of quotation services, including the Over the Counter Bulletin Board (the “OTCBB”) and the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), as well as by Community Banc Investments, New Concord, Ohio (“CBI”), each of which handles a limited amount of the Corporation’s stock transactions. The OTCBB and the Pink Sheets are both quotation services for “over-the-counter securities,” which are generally considered to be any equity securities not otherwise listed on a national exchange, such as NASDAQ, NYSE or Amex. CBI is a licensed intrastate securities dealer that specializes in marketing the stock of independent banks in Ohio. Following the Stock Splits, the Corporation’s shares would continue to qualify for trading on the OTCBB provided that the Corporation continues to make timely quarterly filings with the Federal Reserve Bank of Cleveland and so long as it provides a copy of such filings to the NASD under NASD Rule 6530. In addition, the shares of the Corporation’s common stock would likely continue to be eligible for trading on the Pink Sheets and through CBI. However, neither the Board nor management has taken any action regarding the trading and liquidity of the Corporation’s shares after the Stock Splits. Consequently, the Corporation can make no assurances regarding whether any market makers will continue to quote the Corporation’s shares following the consummation of the Stock Splits.
     The forward stock split is not necessary for us to reduce the number of holders of our shares and deregister our shares with the SEC. The Board, however, feels it is in the best interest of the Corporation and our stockholders to effect the 150-for-1 forward stock split immediately after the reverse stock split. Without the forward stock split, the shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.
Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management’s substantial time and energy spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.
     When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses in order to comply with the new requirements of the Act. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was not yet known. We now expect our legal and professional costs related to SEC compliance to increase from approximately $112,000 in 2006 to an estimated $194,000 in 2007 and $236,000 in 2008. We believe that these increases will result primarily from costs associated with compliance with the Sarbanes-Oxley Act and particularly with respect to the internal control audit requirements imposed by Section 404 thereof, which will become effective for fiscal year 2007. Implementing Section 404 of the Sarbanes-Oxley Act would require significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing, as well as a significant investment of time and energy by the management and employees of the Corporation and the Bank. We expect that Section 404 compliance will cause significant increases in our annual audit and other expenses going forward. For smaller public companies, such as the Corporation, these costs represent a larger portion of revenues than they do for larger public companies.
     Not all of our reporting costs will be eliminated by deregistration. We will continue to comply with all federal reporting requirements applicable to the Corporation as a bank holding company and to the Bank as a state-chartered non-Federal Reserve member bank. Also, we currently intend to continue to provide our stockholders with annual audited financial statements and proxy statements, although we are not required to do so. These documents may not be as detailed or extensive as those required of a public reporting company.
     The Board believes that deregistering our shares and eliminating the Corporation’s periodic reporting obligations under the Exchange Act will ultimately result in recurring annual cost savings of approximately $175,000. These estimated cost savings are described in greater detail below and include fees and expenses that we have historically incurred and additional expenses that we expect to incur, such as fees and expenses relating to compliance with the Sarbanes-Oxley Act and associated regulations.

	Actual 2006	Projected 2007		Projected 2008
	Expenses	Expenses		Expenses
		As a Public	As a Private	As a Public	As a Private
		Company	Company	Company	Company
Audit and related 10-KSB & 10-QSB review	70,000	74,500	40,000	78,900	42,400
Internal Audit	23,000	30,000	23,500	32,000	24,000
SOX 404 Documentation & Testing	—	50,000	—	35,000	—
Compliance	18,000	18,000	13,000	18,000	13,000
Tax Preparation & Consulting	7,000	7,500	7,500	8,000	8,000
Information Technology	5,000	25,000	5,000	25,000	5,000
SOX 404 Attestation	—	—	—	50,000	—
SEC Counsel	8,980	9,000	—	9,200	—
SEC Processing & Filing Fees	6,600	6,800	—	7,000	—
Proxy & Annual Report Printing and Mailing Costs	3,500	3,600	1,000	3,800	1,000
Totals	142,080	224,400	90,000	266,900	93,400

Projected 2007 Savings	$134,400
Projected 2008 Savings	$173,500

     The estimated annual cost savings primarily reflect, among other things: (1) a reduction in audit and related fees; (2) a reduction in legal fees related to securities law compliance; (3) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC; (4) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; and (5) the audit savings due to the Corporation not being subject to the public company provisions of the Sarbanes-Oxley Act.
     The estimated savings do not reflect other less quantifiable potential cost savings, such as: (1) eliminating the time expended by senior executives in connection with the management and oversight of the SEC compliance process; (2) eliminating the potential need to hire additional personnel for Section 404 compliance purposes; (3) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; and (4) the savings in the expenses incurred by the Bank, as the Corporation’s transfer agent (the “Transfer Agent”), that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent.
     Management expects the Projected 2008 Savings to be indicative of the Corporation’s annual cost savings going forward thereafter. However, the annual cost savings described above are only estimates. The actual savings that we may realize from going private may be higher or lower than these estimates. The estimates are based upon: (1) the actual costs incurred by the Corporation in 2006 for the indicated services; and (2) management’s estimates of such expenses for the 2007 and 2008 fiscal years. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company because fees for interim services will be eliminated. In addition, the costs associated with retaining legal counsel to assist us in complying with Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.
     Operational Flexibility. The Stock Splits (and the subsequent deregistration) also would provide the Corporation with increased operational flexibility. The Board believes that ceasing to be a public reporting company would enable management to focus more on the Corporation’s long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.
     Conclusion. In light of the foregoing, the Board believes the benefits the Corporation receives from maintaining its status as a public reporting company and maintaining its small stockholder accounts are substantially outweighed by the associated costs and expenses. The Board believes that it is in the Corporation’s best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.
Effects of the Stock Splits
     The primary effect of the Stock Splits will be to reduce the number of record holders of the Corporation’s shares from approximately 520 to approximately 220. This reduction would allow us to deregister our shares under the Exchange Act because we would have less than 300 record stockholders. Deregistration would eliminate our duty to file periodic reports with the SEC. The elimination of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for the Corporation’s shares. After deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Corporation’s officers certify as to the accuracy of the Corporation’s financial statements. Please see the section of the Proxy Statement entitled “Special Factors – Effects of the Stock Splits – Effects on the Corporation” for a description of the events that would cause us to become a public reporting company following the Stock Splits.
     The Stock Splits also will have an impact on certain persons and groups as described below.
     Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 150 shares immediately before completion of the Stock Splits):
•	Will receive the Cash Out Price per share in a taxable transaction, without paying brokerage commissions or other transaction fees;

•	Will have their shares cancelled, which means that they will no longer be a stockholder of the Corporation and will not be able to participate in the Corporation’s future earnings or growth; and

•	Will receive no interest on cash payments owed to them by the Corporation as a result of the Stock Splits.
     For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences.”
     It is also important for stockholders to understand how shares that are held in “street name” will be treated for purposes of the Stock Splits. Stockholders who have transferred their shares into a brokerage or custodial account are no longer shown on our stockholder records as the record holder of these shares. The brokerage firms or custodians can hold the shares directly, but more typically such entities deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by “street name.”
     The structure of this transaction will focus on the number of shares held by record holders. Thus, beneficial owners of less than 150 shares holding these shares in “street name” will not be required to cash in their shares if the record holder of such shares holds 150 or more shares prior to the Stock Splits. If your shares are held in “street name,” you should contact your broker or bank or other nominee (“broker”) to (1) determine whether or not your shares are eligible to be cashed out in the Stock Splits, and (2) instruct your broker as to how you would like to proceed.

     If you hold less than 150 shares and would like to continue to be a stockholder after the Stock Splits (without being cashed out), you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:
•	Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account (if you are a record holder), so that you hold at least 150 shares in your record account immediately before the Effective Date. Due to the limited market for the Corporation’s shares, there is no assurance that you will be able to purchase enough shares to remain a stockholder of the Corporation.

•	If applicable, consolidate accounts in which you hold an interest so that you hold at least 150 shares in a record account before the Effective Date.
     Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 150 or more shares immediately before the Stock Splits):
•	Will hold the same number of shares as they did before the Stock Splits;

•	Will not receive cash for any portion of their shares;

•	May experience a further reduction in the liquidity of their shares;

•	Will experience a nominal increase in their ownership percentage of the Corporation’s shares, the exact extent of which will vary based on respective levels of ownership; and

•	Will have access to less information about the Corporation.
     After deregistration of our shares, the Corporation’s shares will no longer be eligible for trading or quotation on any national securities exchange, such as NASDAQ, NYSE or Amex. Our common shares are currently quoted by a number of quotation services, including the Over the Counter Bulletin Board (the “OTCBB”) and the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), as well as by Community Banc Investments, New Concord, Ohio (“CBI”), each of which handles a limited amount of the Corporation’s stock transactions. The OTCBB and the Pink Sheets are both quotation services for “over-the-counter securities,” which are generally considered to be any equity securities not otherwise listed on a national exchange. CBI is a licensed intrastate securities dealer that specializes in marketing the stock of independent banks in Ohio.
     NASDAQ operates the OTCBB service and permits NASD members to quote any over-the-counter security that is current in certain required regulatory filings. The Pink Sheets is a privately owned company that permits NASD members to quote any OTC security and does not maintain regulatory filing requirements. An over-the-counter security can be dually quoted on both the OTCBB and the Pink Sheets.

     Because the OTCBB and Pink Sheets are quotation services for market makers, and not issuer listing services or exchanges, there are no specific quantitative and qualitative listing and maintenance standards that must be met by an over-the-counter issuer. For example, the securities of issuers like the Corporation that are subject to oversight by one or more of the federal bank regulatory agencies are eligible for quotation by a market maker on the OTCBB so long as the issuer remains current in its required filings with the appropriate agency. Following the Stock Splits, the Corporation believes that market makers may choose to continue to quote its shares through one or more of these quotation services, but the Corporation can make no assurances in that regard. To date, the Corporation has taken no action with respect to the continued trading of its shares on the OTCBB, the Pink Sheets, or CBI following the consummation of the Stock Splits.
     We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, we will no longer be required to file periodic reports with the SEC and we will not be required to comply with the requirements of the SEC’s proxy rules. Although there is no requirement that we do so, we currently intend to continue to provide annual audited financial statements and proxy statements to our stockholders. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and our financial statements may not be accompanied by management’s discussion and analysis. In addition, under Ohio law, our stockholders will continue to have access, for any reasonable and proper purpose, to certain of our corporate records upon prior written request stating the specific purpose thereof. It will, however, be more difficult for our stockholders to obtain information about us.
     If you hold 150 or more shares and you would prefer to be completely cashed out in the Stock Splits, you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:
•	Sell enough shares in the open market so that you hold less than 150 shares as of the Effective Date. Due to the limited market for the Corporation’s shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 150 shares.

•	If you hold shares in “street name,” contact your broker to find out how the Stock Splits will affect you. If you hold fewer than 150 shares and your broker determines that you will not be cashed out in the Stock Splits, you can ensure that you will be cashed out by transferring your shares into a record account with the Corporation before the Effective Date.
     Surrender of Share Certificates. With respect to Cashed Out Holders, all share certificates evidencing ownership of shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent the right to receive $95.00 for each share being repurchased in lieu of issuing fractional shares. Cashed Out Holders will receive a transmittal letter from us as soon as practicable after the Stock Splits are completed. The transmittal letter will contain instructions on how to surrender your existing share certificate(s) to the Transfer

Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the transmittal letter. Do not send your share certificate(s) with your proxy. Please wait until you receive your transmittal letter to surrender your share certificate(s) to the Transfer Agent. The Common Shares acquired in connection with the Stock Splits will be cancelled.
     Continuing Holders will not receive a transmittal letter or a new stock certificate.
     Effects on the Corporation. We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to apply to terminate the registration of our shares and suspend our filing obligations as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300. In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions, as applicable to bank holding companies and Ohio chartered, non-Federal Reserve member banks.
     As a result of the deregistration of our shares, we estimate that we will save approximately $175,000 in annual costs associated with being a public reporting company. Our management and employees also will be able to use the time and energy they currently spend preparing and reviewing SEC filings on other aspects of our operations. These anticipated savings are discussed under the heading “Purpose of and Reasons for the Stock Splits — Reduced Costs and Expenses” above.
     Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of the Bank, to continue as they are presently conducted. The executive officers and directors of the Corporation and the Bank will not change due to the Stock Splits. The Bank’s deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. We expect to realize time and cost savings as a result of terminating our public reporting company status, and we intend to invest those savings in other areas of our business operations. Other than as described in this Proxy Statement, neither the Corporation, the Bank nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Corporation’s or the Bank’s assets; change the composition of the Board or management of the Corporation or the Bank; change materially the Corporation’s indebtedness or capitalization; change the

Corporation’s dividend policy; or otherwise effect any material change in the Corporation’s corporate structure or business.
     Currently, we have no plans to issue shares of the Corporation after the Stock Splits, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the Corporation’s best interests. If, in the future, the Board determines that the adoption of a new option plan would be beneficial to the Corporation, it may, in its discretion, adopt such a plan without stockholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of the Corporation’s stockholders at the time. Holders of the Corporation’s shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.
     After the Stock Splits are completed, we may, from time to time, repurchase the Corporation’s shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including the Corporation’s financial condition, operating results and available capital at the time.
     Effects on Rights of Shares. The rights associated with the Corporation’s shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner, each of whom is an executive officer of the Corporation, will be cashed out in connection with the Stock Splits. Prior to the Effective Date, Messrs. Thurston and McKinniss, each of whom is a director, intend to aggregate their respectively held shares into a joint account which will have in excess of 150 shares. Please see the section below entitled “Information About the Corporation — Directors and Executive Officers and Principal Holders” for more information.
     Effects on the Corporation’s Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any stockholders who own more than ten percent (10%) of the Corporation’s shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates also will lose the ability to dispose of their shares pursuant to Rule 144 under the Securities Act.
     We expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately 20.93% of the then outstanding shares of the Corporation, as compared to approximately 18.79% before the Stock Splits. This increase in aggregate ownership is discussed in more detail under the heading “Information About the Corporation — Directors and Executive Officers and Principal Holders.”

Financing, Source of Funds and Expenses
     It is expected that the entire $1.85 million necessary to pay the Cash Out Price to Cashed Out Holders will come from the working capital of the Corporation, and the Corporation currently has no alternative plan for financing the Stock Splits.
     In addition to the Cash Out Price described above, the Corporation also will pay all of the expenses related to the going private transaction. We estimate that these expenses will be as follows:

Legal Fees	$85,000
Accounting Fees	5,000
Filing Fees	500
Financial Advisory / Valuation Fees	25,000
Printing and Mailing Costs	5,000
Proxy Solicitor Fees	0
Other	5,000

Total	$125,500

Alternatives to the Stock Splits
     In making its determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of the Corporation’s stockholders or had other features which could possibly add to the expense and the uncertainty of the transaction.
     Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase the Corporation’s shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough shares would be tendered to sufficiently reduce the number of the Corporation’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to sufficiently reduce the number of stockholders of record to permit us to deregister the Corporation’s shares. Under this alternative, we could incur the expense of repurchasing numerous shares and still be unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.
     Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, shares held by any holder of less than 100 shares. Unlike general tender offers, which require the Corporation to permit all stockholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even assuming all holders of less than 100 shares participated in the tender, the concomitant reduction in the number of our record holders would not be sufficient to get the Corporation comfortably below the 300 record holder threshold required for deregistration. As a result, the Board rejected this alternative.

     Traditional Stock Repurchase Program. The Board also considered a plan whereby the Corporation would periodically repurchase the Corporation’s shares on the open market at then-current market prices. The Board rejected this type of transaction because repurchasing a sufficient number of shares in this manner likely would take an extended period of time and provide no certainty of success. In addition, the costs of the transaction would not be readily determinable because market prices of the Corporation’s shares may fluctuate during the course of the plan.
     Cash-Out Merger. The alternative considered by the Board which is most similar to the Stock Splits is a merger with a shell corporation and the reissuance of stock to the stockholders of the newly-formed entity. The share exchange would be such that stockholders owning less than 150 shares prior to the merger would be cashed out, and stockholders owning more than 150 shares would become stockholders of the newly-formed entity. The Board of Directors concluded that the cash-out merger was not a preferable alternative because it required the formation of a new entity and more documentation than the Stock Splits, including a detailed plan of merger, and likely generated more regulatory issues and costs than the Stock Splits.
     Maintaining the Status Quo. The Board also considered maintaining the status quo. In that case, we would continue to incur the significant expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of the Corporation and its stockholders and rejected this alternative.
Fairness of the Stock Splits
     The Board has determined that the Stock Splits are substantively and procedurally fair to unaffiliated Cashed Out Holders. The Board has also determined that the Stock Splits are substantively and procedurally fair to unaffiliated Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, all of our directors approved the Stock Splits, including all six non-employee directors and the one director who is an executive officer of the Corporation. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that the Corporation’s stockholders approve the Stock Splits, we are not aware of any recommendations by any of our executive officers, directors or affiliates in support of or opposed to the Stock Splits.
     Affiliated and unaffiliated stockholders will be treated equally in the Stock Splits. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Corporation is the number of shares held by the stockholder. Ohio law and the Corporation’s Articles require that a majority of the issued and outstanding shares approve the Stock Splits, and the Board did not voluntarily structure the Stock Splits to require the separate approval of the Corporation’s unaffiliated stockholders. In determining not to seek such separate approval, the Board was aware that the Corporation’s executive officers and directors together own 34,556, or approximately 18.79%, of the shares entitled to vote at the Special Meeting. Our executive officers and directors have indicated that they will vote in favor of the Stock Splits. Because affiliated and unaffiliated stockholders will be treated equally in the Stock Splits, if separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Stock Splits.
     In determining the fairness of the Stock Splits, the Board chose not to form an independent committee of the Board to evaluate the Stock Splits. As mentioned above, only one of the Corporation’s seven directors, Gary E. Pendleton, is an employee of the Corporation. Another director, Ted M. McKinniss, is of counsel to Kegler, Brown, Hill and Ritter, LPA, a law firm with offices in Columbus and Marion, that provides legal services to both the Corporation and the Bank. Another director, Thurman Mathews, owns controlling interests in various automobile dealerships throughout Ohio, including a number of dealerships located in the Marion area that receive fees from the Bank in connection with the origination of automobile loans. No other director has any relationship with the Corporation or the Bank that requires proxy statement disclosure, aside from loans from the Bank made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All directors, including the four directors having no employment or fee relationships with the Corporation, voted in favor of the Stock Splits. For more information regarding the Corporation’s relationships with directors McKinniss and Mathews, please see the section of this Proxy Statement entitled “Information about the Corporation – Certain Transactions.”
     In addition, although all of the directors own shares, the 150 share threshold was determined without regard to the directors’ share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other stockholders in the Stock Splits, the Board determined that little or no additional protections would be afforded by an independent committee.
     The Board did appoint a special committee of executive officers and directors of the Corporation to assist the Board in evaluating the alternative methods of effecting a going private transaction pursuant to which the Corporation would be able to terminate the registration of its shares under the Exchange Act. Among other things, the special committee considered the advantages and disadvantages of the various alternatives to the Stock Splits and the desirability of a forward stock split immediately following the reverse stock split. The special committee did not make any determination regarding the fairness of the Stock Splits and did not make any other decisions regarding the Stock Splits. The special committee was advisory only and made limited recommendations to the Board regarding the method of effecting the going private transaction and the price at which to repurchase the shares of Cashed Out Holders. Please see the section of this Proxy Statement entitled “Stock Splits Proposal – Background of the Stock Splits” for additional information regarding the special committee and its function.
     Additionally, the Board chose not to retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. The Board concluded that the expense of retaining an unaffiliated representative was not justified because it would add no measurable protection to the Corporation’s stockholders. The Board considered the fact that affiliated and unaffiliated stockholders will be treated equally in the Stock Splits and that the purpose of the Stock Splits is to reduce the number of the Corporation’s stockholders so that the Corporation can elect not to file reports with the SEC. Other than the deliberations of the Board, no “negotiations” regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.
     We have not made any provision in connection with the Stock Splits to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, stockholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated stockholders are treated equally in the Stock Splits.
     The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the procedural fairness of the Stock Splits.
     The Board determined that the Stock Splits are substantively fair to unaffiliated Cashed Out Holders and also determined that the Stock Splits are substantively fair to unaffiliated Continuing Holders. In determining the substantive fairness of the Stock Splits, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated holders of the Corporation’s shares to sell their shares without brokerage fees or commissions.
     Significant Cost and Time Savings. By deregistering the Corporation’s shares and eliminating our reporting obligations under the Exchange Act, we ultimately expect to realize recurring annual cost savings of approximately $175,000. In addition, we will eliminate the time and effort currently spent by our management to prepare and review the reports we file with the SEC under the Exchange Act and will be able to reallocate this time and effort to other areas of operations. Please see the section above entitled “Special Factors — Purpose of and Reasons for the Stock Splits” for more information about these cost savings. The Board considered the impact of these costs savings and determined that they support the fairness of the Stock Splits to unaffiliated Continuing Holders. These cost savings will benefit unaffiliated Continuing Holders through anticipated increases in return on equity and earnings per share and the potential of increased dividends after the Stock Splits. Because they will no longer be stockholders after the Stock Splits, the Board did not view this factor as relevant to its determination of fairness to the unaffiliated Cashed Out Holders.
     Fairness Opinion and Valuation Report. The Board considered the Fairness Opinion and valuation report of Austin Associates, LLC in selecting and evaluating the fairness of the Cash Out Price. In the Fairness Opinion, Austin Associates, LLC stated that, in its opinion and based upon and subject to the factors and assumptions set forth therein, as of                      _, 2007, the Cash Out Price is fair, from a financial point of view, to all stockholders of the Corporation, including the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders. The valuation report included a detailed analysis of discounted cash flow value, net asset value, historical market prices and guideline transactions. The Board adopted as part of its analysis, the analyses of Austin Associates, LLC. Please see the heading “Opinion of Austin Associates, LLC” for a description of these analyses. Austin Associates, LLC determined that the fair market value of the Corporation’s common stock was $87.00 per share as of September 30, 2006. The Board determined that, in light of the current and historical market prices of our shares (as described below), $95.00 per share represented fair consideration to the unaffiliated Cashed Out Holders. The Board also determined that $95.00, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. The Cash Out Price of $95.00 represents a premium of $8.00 per share (9.2%) over the $87.00 fair market value determined by Austin Associates, LLC.
     Current and Historical Market Prices. The Board reviewed both current and historical market prices of the Corporation’s shares and considered these prices when determining the fairness of the Cash Out Price. In the year-to-date period ending September 30, 2006, approximately 29,600 shares changed hands at prices ranging from $87.50 to $91.25 per share. The Board acknowledged that the $95.00 per share Cash Out Price represents a 4.1% premium over the high trade for the period of $91.25. However, the Board concluded that this premium was justified because Cashed Out Holders would forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Splits. At the same time, the Board determined that the premium was not so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the historical prices described above, the Board concluded that a Cash Out Price of $95.00 would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.
     In making these conclusions, the Board also noted that the Cash Out Price of $95.00 is consistent with more recent bid/ask prices quoted by Community Banc Investments, a licensed intrastate securities dealer that specializes in marketing the stock of independent banks in Ohio. Please see the section of this Proxy Statement entitled “Information About the Corporation — Market Price and Dividend Information” for additional information regarding historical bid/ask quotations.
     Prices at Which the Corporation Has Previously Repurchased Shares. During the past two years, the Corporation has repurchased blocks of its common shares on six occasions. Between April 26, 2006 and May 10, 2006, the Corporation purchased a total of 5,000 shares of its common stock from CBI in four separate transactions, each at the price of $90.90 per share. In addition, on May 19, 2006 and October 10, 2006, the Corporation acquired 1,061 shares in two separate transactions, each at the price of $93.00 per share. The Board did not place undue emphasis on this factor because the repurchases were relatively isolated. However, the Board believes that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Cash Out Price of $95.00 represents a premium of $3.73 per share (4.1%) over the weighted average of the repurchase prices.

     Net Book Value. The Board reviewed the Corporation’s net book value per share in determining the fairness of the Cash Out Price. Net book value is based upon the historical cost of a company’s assets. The value of items such as a positive business reputation, a trained workforce and established customer accounts are not taken into account in computing net book value. Our book value per share as of September 30, 2006, was $60.46. The Cash Out Price of $95.00 exceeds our book value per share by a large margin (57.1%) and, consequently, the Board believes that the Cash Out Price is fair to unaffiliated Cashed Out Holders in light of our net book value.
     On a pro forma basis at September 30, 2006 and assuming the repurchase of 19,500 common shares, our book value per share would decrease from $60.46 to $56.38 per share, or 6.7%, as a result of the Stock Splits. Assuming the reduction in the number of shares outstanding after the Stock Splits (without adjusting earnings to take into account the cost of the Stock Splits and without giving effect to any cost savings), earnings per share would increase $0.36, or 11.6%. The Board expects that the positive effect of cost savings, including anticipated improvement in earnings per share and return on equity, and the potential for increased dividends per share will quickly offset the reduction in book value per share and supports the fairness of the Stock Splits to unaffiliated Continuing Holders.
     Liquidation Value. In determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders, the Board did not assign any weight to the Corporation’s liquidation value. Most of the Corporation’s assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses.
     Going Concern Value. The Board also reviewed the valuation of our shares as a going concern. The value of the Corporation as a going concern takes into consideration, among other things, the Corporation’s business reputation, established customer base and trained and experienced employees and management. The Board believes that an indicator of the Corporation’s value as a going concern is the value of companies comparable to the Corporation and, as part of its review, the Board considered Austin Associates, LLC’s analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading “Opinion of Austin Associates, LLC.” The Board reviewed and concurred with Austin Associates, LLC’s analysis which reflects that our pricing ratios are consistent with the pricing ratios of the selected peer groups.
     Equal Treatment of Affiliated and Unaffiliated Holders of the Corporation’s Shares. The Stock Splits will not affect stockholders differently on the basis of affiliate status. The Board believed that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because the sole factor in determining whether a stockholder will be a Cashed Out Holder or Continuing Holder is the number of the shares held by the stockholder immediately prior to the Stock Splits. Please see the section below entitled “Stock Splits Proposal — Summary and Structure” for more information.
     Minimum Effect on Relative Voting Power. The shares subject to the Stock Splits are the only voting shares of the Corporation and will continue to be the only voting shares after the Stock Splits. The voting and other rights of the Corporation shares will not be affected by the Stock Splits. The Stock Splits will have a minimal effect on the relative voting power of Continuing Holders. The Corporation currently has 183,939 common shares issued and outstanding. Of this amount, the Corporation expects to repurchase an estimated 19,500 shares in connection with the Stock Splits, which represents approximately 10.6% of the Corporation’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase by approximately 0.00000064 (or 0.000064%), and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby. The following table demonstrates the relative increase in ownership that would result from completing the Stock Splits for holders of 5,000, 10,000, 15,000 and 20,000 of the Corporation’s common shares, respectively.

	Percentage based on	Percentage based on	Percentage increase
Number of Shares	183,939 shares issued	164,439 shares issued	as a result of the
Held	and outstanding	and outstanding	Stock Splits
5,000	2.7%	3.0%	0.3%
10,000	5.4%	6.1%	0.7%
15,000	8.2%	9.1%	0.9%
20,000	10.9%	12.2%	1.3%
The Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because the percentage increase in their respective voting power is determined on a pro rata basis. The Board did not assign any weight to this factor in determining the fairness of the Stock Splits to the unaffiliated Cashed Out Holders.
     No Material Change in Ownership Percentage of Executive Officers and Directors. Since only approximately 10.6% of the outstanding shares will be eliminated as a result of the Stock Splits, the aggregate ownership of the Continuing Holders, including affiliated and unaffiliated stockholders, will increase by approximately 10.6%. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the outstanding shares, and will beneficially own approximately 20.93% following the Stock Splits. Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner currently own 115 shares and 30 shares respectively, and each will be cashed out in connection with the Stock Splits. Messrs. Thurston and McKinniss, who own 100 shares and 77 shares respectively, intend to aggregate their respectively held shares into a joint account in order to avoid being cashed out. Please see the section below entitled “Information About the Corporation — Directors and Executive Officers and Principal Holders” for more information. The Board believes that this factor supports the fairness of the Stock Splits to unaffiliated Continuing Holders because their voting power will increase on the basis of their pro rata ownership in the Corporation. The Board did not view this factor as relevant in determining the fairness of the transaction to unaffiliated Cashed Out Holders.
     Reduced Expenses from Administering Small Accounts. The Stock Splits will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 300 record stockholders that held fewer than 150 shares. These stockholders hold approximately 19,500, or 10.6%, of our outstanding shares, but represent approximately 57.7% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of stockholder accounts is attributable to stockholders holding less than 10.6% of our issued and outstanding shares. The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.
     Effective Use of Excess Capital. The Stock Splits will provide a valuable use of our excess capital. The Board believes that this supports the fairness of the Stock Splits to unaffiliated Continuing Holders because the Stock Splits will enable us to effectively use a portion of our excess capital to reduce the number of our outstanding shares, increasing the value of the Corporation’s shares held by unaffiliated Continuing Holders through anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.
     Potential Ability to Control Decision to Remain a Holder of or Liquidate the Corporation’s Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to the Corporation’s stockholders is that current holders of fewer than 150 shares can remain stockholders of the Corporation by acquiring additional shares so that they own at least 150 shares immediately before the Stock Splits. Conversely, stockholders that own 150 or more shares and desire to liquidate their shares in connection with the Stock Splits (at the price offered) can reduce their holdings to less than 150 shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor because of the limited trading market for the Corporation’s shares. Please see the section above entitled “Special Factors — Effects of the Stock Splits” for more information. The Board believes that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Stock Splits by purchasing or selling shares, as applicable.
     Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to the Corporation, and were not considered by the Board for this reason.
•	Firm Offers. No firm offers to purchase the Corporation have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Corporation, and the Board did not seek out any such offers. The

Board believes that a sale of the Corporation is not in the best interests of the Corporation or our stockholders, customers, employees or community at this time.

•	No Recent Public Offerings of our Shares. The last underwritten public offering of our common shares closed on August 28, 2002.

•	Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of the Corporation.
Disadvantages of the Stock Splits
     Possible Decline in Price of the Corporation’s Shares. After the completion of the Stock Splits, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about the Corporation and the diminished opportunity for the Corporation’s stockholders to monitor the Corporation’s management (due to the reduced availability of public information) may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see the section below entitled “Special Factors - Disadvantages of the Stock Splits — Reduction of Publicly Available Information about the Corporation” for more information.
     Reduction of Publicly Available Information about the Corporation. After deregistration of the Corporation’s shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available, and investors seeking information about us may need to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Board believes that the overall benefits to the Corporation of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Corporation. Please see the section above entitled “Special Factors — Effects of the Stock Splits” for more information. The Stock Splits will not affect the ability of the Continuing Holders to obtain certain financial information from the Federal bank regulatory agencies with which the Corporation and the Bank file periodic financial reports. Continuing Holders will also continue to have limited rights to obtain certain information directly from the Corporation under Ohio law. For example, under Ohio law, a Continuing Holder will continue to have access, for any reasonable and proper purpose, to certain of our corporate records upon prior written request stating the specific purpose thereof.
     The Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to the Corporation. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud. Among other things, the Sarbanes-Oxley Act requires our chief executive officer and chief financial officer to certify as to the accuracy of the financial statements contained in our Exchange Act filings. Our chief executive officer and chief financial officer will no longer be required to make these certifications after the deregistration of our shares. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.
     The Corporation Will No Longer Have the Potential Benefits Traditionally Associated With Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we may lose some of the benefits traditionally associated with being a public reporting company, such as ready access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of the Corporation’s shares or other securities, we would again become a public reporting company. As a result, most, if not all, of the expenses that we are seeking to eliminate would be reinstated. We believe that the cost savings of deregistration outweighs the drawbacks of losing ready access to the capital markets. We have not issued any shares or any other securities in a public offering since 2002, and we do not presently expect to have a need to do so.
     Another advantage of being a public company is the ability to use company stock, as opposed to cash or other consideration, to complete acquisitions. However, the opportunities for companies our size to acquire other companies using stock are limited and we have not previously completed an acquisition using stock. Given the limited opportunities for such acquisitions, it is uncertain that we would be able to do so in the future.
     Cashed Out Holders Will Be Required to Surrender Their Shares Involuntarily. A potential disadvantage of the Stock Splits is that Cashed Out Holders will be required to surrender their shares involuntarily in exchange for the Cash Out Price (as determined by the Board) and will not have the right to liquidate their shares at a time and for a price of their choosing.
     Cashed Out Holders Will Not Participate in Any Future Increases in Value of the Corporation’s Shares or Receive Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in the Corporation. This means that Cashed Out Holders will not participate in the potential appreciation in the value of the Corporation’s shares, or receive any dividends on the Corporation’s shares.
     Tax Consequences. A potential disadvantage to stockholders receiving cash in the Stock Splits includes the tax consequences described in the section below entitled “Stock Splits Proposal - Material Federal Income Tax Consequences.”
Conclusion
     The Board believes that the factors described above, both favorable and unfavorable, when viewed together, support a conclusion that the Stock Splits are fair to the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders.

STOCK SPLITS PROPOSAL
Background of the Stock Splits
     The Corporation became an SEC reporting company in 1996 in connection with the reorganization of the Bank into a single subsidiary of the Corporation. The reorganization was a simple one-bank holding company formation pursuant to which stockholders of the Bank exchanged their shares for shares of the Corporation on a pro rata basis. Prior to the reorganization, the shares of common stock of the Bank had been registered under Section 12(g) of the Exchange Act. The Corporation, as a successor issuer, registered its shares immediately upon the completion of the reorganization. In addition, the Corporation also publicly issued common shares on two occasions; once in 1998 and again in 2002. In each case, the Corporation filed a registration statement with the SEC on Form SB-2. Accordingly, the Corporation presently files reports with the SEC both as a result of the registration of its shares under Section 12(g) of the Exchange Act and pursuant to Section 15(d) of the Exchange Act. As a result of the Stock Splits, the Corporation will be able to terminate its registration under Section 12(g) of the Exchange Act and suspend its registration under Section 15(d) of the Exchange Act. Thereafter, the Corporation will have no obligation to file reports with the SEC pursuant to 12(g) until it again has more than 500 record holders. In addition, the Corporation will have no obligation to file reports with the SEC pursuant to 15(d) unless it subsequently files another registration statement under the Securities Act or again has record ownership in excess of 300 record holders.
     The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. The Corporation currently expects its legal and professional costs related to SEC compliance to increase from approximately $112,000 in 2006 to an estimated $194,000 in 2007 and $236,000 in 2008. We believe that these increases will result primarily from costs associated with compliance with the Sarbanes-Oxley Act and particularly with respect to the internal control audit requirements imposed by Section 404 thereof, which will become effective for fiscal year 2007.
     Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, we would have been required to comply in fiscal year 2006. In anticipation of that effective date, the Board and management began to review and assess the implications of Section 404. The Board reviewed and discussed information and checklists provided by our auditors, legal counsel, and various banking industry groups relative to the Section 404 certification process. During that information-gathering phase, the Board became aware through industry publications that some companies were going private to avoid the substantial costs of Section 404.
     On October 30, 2006, at a meeting with all directors in attendance, the Board discussed generally the possibility of the Corporation engaging in a going private transaction. Martin D. Werner of Shumaker, Loop & Kendrick, LLP, the Corporation’s securities counsel, also joined the meeting to discuss the general process of going private. Mr. Werner indicated that a going private transaction would encompass the following key steps:

•	Evaluating the advantages and disadvantages of going private to both the Corporation and its shareholders;

•	Determining the number of record holders that would need to be eliminated to successfully complete the transaction;

•	Determining the most appropriate method for effecting the transaction;

•	Determining the appropriate price at which to repurchase Corporation shares pursuant to the transaction;

•	Depending on the method chosen for taking the Corporation private, possibly holding a special meeting of the Corporation’s shareholders for purposes of approving the proposed transaction;

•	The preparation and filing with the SEC of the appropriate shareholder disclosure materials; and

•	Effecting the going private transaction by filing a Form 15 with the SEC.
     Mr. Werner also recommended that the Board form an ad hoc committee primarily for the purpose of evaluating the most appropriate method for effecting the transaction, as well as the pricing thereof, and for handling certain other technical and ministerial duties related to the transaction (the “Ad Hoc Committee”). Mr. Werner suggested that the Ad Hoc Committee perform primarily an advisory function on behalf of the Board, and have no authority to act independently from the Board on key matters related to the transaction. The Board agreed with this recommendation and formed an Ad Hoc Committee comprised of Messrs. White, McKinniss and Pendleton. The Ad Hoc Committee was issued no specific duties other than to consider and make a recommendation to the full Board as to the methodology to be used to effect the going private transaction and the price at which to repurchase the shares of Cashed Out Holders. The Ad Hoc Committee was provided no authority to act for the Board and consequently there was no need to specify any specific limitations on its authority. The Ad Hoc Committee was given no responsibility for making any determination with respect to the overall fairness of the proposed transaction.
     At the conclusion of the meeting, the Board determined to continue evaluating the prospect of going private and invited Mr. Werner to attend the Board’s next meeting to be held on November 7, 2006 to discuss in detail: (i) the advantages and disadvantages to going private; (ii) alternative methods for going private; and (iii) other key issues applicable to completing a going private transaction. In addition, the Board requested the Ad Hoc Committee, along with the Corporation’s executive management team, to continue investigating the issues surrounding a going private transaction, including contacting the Corporation’s auditors to discuss various audit and accounting issues, including Section 404 compliance. The Board also instructed Mr. Pendleton to provide the Board with an analysis of our stockholder base to determine the feasibility of becoming a private company. In this regard, the Board requested Mr. Pendleton to analyze the Corporation’s stockholder list to determine the effects of various split ratios and to recommend to the Board a split ratio that would balance the Board’s goals of reducing the number of stockholders to a level comfortably below the 300 stockholder threshold, while minimizing the number of stockholders to be cashed out.
     The Board held a meeting on November 7, 2006, which was attended by all directors. Mr. Werner of Shumaker, Loop & Kendrick, LLP was present at the meeting and delivered a lengthy presentation to the Board. Mr. Werner initially addressed how the SEC counts the record number of shareholders for purposes of determining when a corporation is required to be registered under Section 12(g) of the Exchange Act, including the treatment of banks and brokerages who hold shares through a nominee depository such as Cede & Co. Mr. Werner then discussed the potential advantages and disadvantages to taking the Corporation private. Potential advantages include: (i) the reduction of significant costs; (ii) the enhanced ability of senior management to allocate more time and resources toward the operation of the Corporation’s business; and (iii) the enhanced ability of senior management to focus less on quarterly performance and more on long-term strategy and profitability. Potential disadvantages include: (i) a significant reduction in disclosure to shareholders; (ii) the reduction in liquidity for the Corporation’s stock due to the overall reduction in the number of shareholders; (iii) the loss of goodwill with Cashed Out Holders who are either customers or employees of the Corporation in the event the reduction is pursuant to a forced transaction; (iv) the decreased ability of the Corporation to use its stock in acquisition transactions or to raise additional capital; and (v) the costs of implementing the going private transaction and the concomitant reduction in the Corporation’s capital.
     Following the discussion regarding advantages and disadvantages, Mr. Werner reviewed each of the potential methods that could be utilized to reduce the number of our stockholders to below 300 and discussed the advantages and disadvantages of each. The three alternative methods include a voluntary tender offer to shareholders, a reverse split of the Corporation’s common shares, and the merger of the Corporation into an affiliate corporation organized exclusively for the purpose of engaging in the going private transaction. At the conclusion of his presentation, Mr. Werner again described the key steps that would need to be undertaken by the Corporation in order to complete the going private transaction.
     Following Mr. Werner’s presentation, Mr. Pendleton and Todd M. Wanner, our Chief Financial Officer, reviewed with the Board the estimated future compliance costs and out of pocket expenses associated with remaining an SEC reporting company, including Section 404 compliance costs. Mr. Wanner reported that adding Section 404 attestation procedures to the annual audit process would cause the Corporation’s annual audit and related costs to increase by approximately $90,000 per year, with information technology expenses to increase by approximately $20,000 per year. Mr. Wanner stated that, in his opinion, a rough estimation of annual cost savings would be around $150,000. Management offered its opinion that, based upon its cost estimates, further consideration regarding taking the Corporation private was certainly warranted.
     Management then presented its preliminary analysis regarding the stockholder list and the split ratio necessary to sufficiently reduce the number of our stockholders to allow us to deregister. Mr. Pendleton had a listing of all stockholders of record of the Corporation, which was prepared in order from the largest record holder of shares to the smallest record holder of shares. Mr. Pendleton’s preliminary analysis, based solely on his review of the stockholder list, indicated that the Corporation would, at a minimum, need to cash out all stockholders owning less than 125 shares to get below 300 record holders. Based on Mr. Pendleton’s preliminary analysis, the Board requested that he prepare a follow-up report addressing whether the elimination of holders of fewer than 125 shares would comfortably reduce the total number of record holders to below 300.
     Mr. Pendleton also presented to the Board information regarding the estimated costs of a going private transaction. Mr. Pendleton indicated that the legal and financial advisory fees necessary to effect a going private transaction, as well as certain accounting fees and other miscellaneous costs such as filing and printing expenses, would likely come to approximately $125,000.
     Following the presentations of Mr. Werner and management, the Board discussed the advantages, disadvantages and various methods of going private. The Board carefully considered the consequences of going private to the Corporation, the Continuing Holders and the Cashed Out Holders, as well as the advantages and disadvantages of the various methods of going private. Please see the sections above captioned “Special Factors – Effects of the Stock Splits,” “Special Factors – Fairness of the Stock Splits,” and “Special Factors – Disadvantages of the Stock Splits,” for more information regarding the substance of the Board’s deliberations. The Board also reviewed the current composition of stockholders and the number of shares issued and outstanding, and analyzed the possible costs associated with a going private transaction. Based on these deliberations, the Board unanimously decided to proceed with the preliminary steps to engage in a going private transaction, including the retention of Shumaker, Loop & Kendrick, LLP, as legal counsel, and Austin Associates, LLC (“Austin”), as financial adviser. In addition, the Board requested that Mr. Wanner prepare a more detailed report on projected cost savings, which report should be ready for delivery at its next regularly scheduled meeting.
     On November 9, 2006, Craig J. Mancinotti of Austin contacted Mr. Pendleton to discuss the process for determining the price to be paid to stockholders of the Corporation who would be cashed out in the going private transaction. As Mr. Mancinotti explained, Austin will determine the fair market value of the Corporation’s shares through the use of several valuation approaches, including the discounted cash flow value, the net asset value, market comparable values and market price. Mr. Mancinotti would then present Austin’s analysis regarding the fair market value of the Corporation’s shares to the Board and provide the Board with a range of prices that Austin would deem to be fair to Cashed Out Holders and Continuing Holders. The Board would then review and consider the information provided by Austin and select a cash out price within the specified range.
     The Ad Hoc Committee held its only meeting on December 21, 2006. All of the members of the Ad Hoc Committee were present at this meeting. Mr. Mancinotti of Austin and Mr. Werner of Shumaker, Loop & Kendrick, LLP also attended. Mr. Werner reviewed with the Ad Hoc Committee detailed information on the process of going private through a reverse stock split, cash out merger and tender offer. The advantages and disadvantage of each were discussed extensively. Mr. Werner indicated to the Ad Hoc Committee that stockholders who are cashed out in a reverse stock split have no statutorily-mandated appraisal or dissenters’ rights under Ohio law.
     Following Mr. Werner’s presentation, Mr. Mancinotti presented Austin’s report on the valuation of the Corporation’s common shares as of September 30, 2006 and discussed with the

Ad Hoc Committee Austin’s valuation methodologies used therein. He presented the Ad Hoc Committee with information regarding the trading history of the Corporation’s shares, including volume and prices, and a review of the market performance and trading history of companies comparable to the Corporation. Mr. Mancinotti stated that the current trading price of the Corporation’s shares as a multiple of earnings and as a percent of book value per share was at or above the level of our peers. After presenting the relevant financial information, Austin advised the Ad Hoc Committee that, in its opinion, the fair market value of the shares was $87.00 per share. Mr. Mancinotti stated that, if the Corporation were to proceed with a going private transaction, Austin would be prepared to issue a fairness opinion for any per share cash out price within the range of $87.00 to $95.00. The information presented to the Ad Hoc Committee by Austin regarding its valuation analysis is described more fully under the heading “Opinion of Austin Associates, LLC.”
     The Ad Hoc Committee, after consideration and deliberation, determined to recommend to the Board that the Corporation proceed with a reverse stock split, followed by a forward split, to effect a going private transaction. The Ad Hoc Committee determined that a reverse stock split was the least expensive of the two alternatives that provided the Corporation with the greatest certainty of sufficiently reducing the number of record stockholders; the other alternative being a merger with a newly organized affiliate. The Ad Hoc Committee also determined that a forward split immediately following the reverse split is desirable to avoid an unusually high per share value for the Corporation’s shares after the completion of the reverse split. The Ad Hoc Committee also discussed the most appropriate price for purchasing the shares of Cashed Out Holders and discussed the pros and cons of paying various premiums above the fair market value as determined by Austin. Based upon its deliberations, the Ad Hoc Committee determined to recommend to the Board that a per share price of $95.00 was advisable given both the involuntary nature of the proposed transaction and the inability of Cashed Out Holders to benefit from the projected cost savings. Other than the foregoing recommendations, the Ad Hoc Committee made no decisions or recommendations to the full Board regarding the Stock Splits.
     The full Board also held a meeting on December 21, 2006, which meeting immediately followed the meeting of the Ad Hoc Committee, and all directors were in attendance. Mr. Mancinotti and Mr. Werner also participated in the meeting. The meeting began with the Ad Hoc Committee presenting its recommendations to the full Board, which recommendations included: (i) that the Corporation proceed with a going private transaction effected through a reverse stock split followed immediately thereafter by a forward stock split of equal proportion; and (ii) that Cashed Out Holders receive a per share price of $95.00 pursuant to the proposed transaction. Following the presentation of the Ad Hoc Committee, the Board considered whether certain procedures should be implemented to help assure fairness to unaffiliated stockholders, such as granting unaffiliated stockholders access to our corporate files or permitting unaffiliated stockholders to obtain counsel or appraisal services at our expense. The Board noted that affiliate status was not a factor in determining whether or not a stockholder would be cashed out in the Stock Splits. Rather, the only factor was the number of shares held. The Board determined that these special procedures would provide little or no added benefit to our unaffiliated stockholders and did not justify the potentially substantial additional expense.

     Mr. Pendleton then presented to the Board an updated analysis of the Corporation’s stockholder list. Mr. Pendleton’s analysis, based solely on his review of the Corporation’s list of record stockholders, indicated that the Corporation would need to eliminate all stockholders owning less than 150 shares in order to reduce the total number of record holders to comfortably below 300. Based on Mr. Pendleton’s updated analysis, if all stockholders owning less than 150 shares were eliminated, the Corporation would have approximately 220 stockholders of record. Based on Mr. Pendleton’s report, the Board determined that a reduction in the number of record holders to approximately 220 was comfortably below the 300 mark, and that cashing out all stockholders owning fewer than 150 shares was in the best interest of the Corporation.
     Mr. Wanner then delivered his report to the Board regarding projected cost savings from going private. Mr. Wanner reported that the Corporation could ultimately expect annual cost savings of between approximately $170,000 and $175,000. Mr. Wanner indicated that his projections include fees and expenses that the Corporation has historically incurred along with additional expenses relating primarily to compliance with the Sarbanes-Oxley Act and associated regulations. Mr. Wanner stated that the estimated annual cost savings primarily reflect: (1) a reduction in audit and related fees; (2) a reduction in legal fees related to securities law compliance; (3) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC; (4) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; and (5) the audit savings due to the Corporation not being subject to the public company provisions of the Sarbanes-Oxley Act.
     The Board then considered an analysis prepared by management regarding the anticipated financial impact of the going private transaction and held further discussions with Mr. Mancinotti and management on that topic. Management’s analyses included an assessment of the immediate capital impact and the Corporation’s ability to fund the transaction and a determination regarding the impact thereof on return on equity, earnings per share and book value per share. Assuming all holders of fewer than 150 common shares would be cashed out at the price of $95.00 per share, management concluded that the immediate impact would be to reduce capital by $1.85 million. The transaction would have a positive impact on return on equity and earnings per share. Book value per share would be diluted. Austin provided extemporaneous assistance in quantifying these effects on a pro forma basis, showing a positive impact on return on average equity of approximately 158 basis points, a positive impact on earnings per share of approximately 21.5% and dilution to book value per share of approximately 6.7%. Austin quantified the impact on capital ratios of the Corporation resulting in a pro forma leverage ratio of 8.44% and total risk based capital ratio of 13.10%, in each case well in excess of the 5% and 10% ratios, respectively, required of the Corporation to be considered “well capitalized” under applicable regulatory capital guidelines. Included in Austin’s pro forma analysis, was $175,000 in potential pre-tax cost savings. Austin also factored in an opportunity cost for the cash used to finance the Stock Splits. Assuming a pre-tax investment yield of 5.25% on the $1.85 million used to repurchase shares from the Cashed Out Holders, Austin calculated the pre-tax opportunity cost at approximately $97,000. The Austin analysis was based on the last 12 months of performance ending September 30, 2006 and varied from pro forma figures contained in Austin’s Board presentation materials that had been predicated upon prior assumptions articulated to Austin by management regarding the number of shares being cashed out in the transaction and the aggregate amount of projected cost savings.

     The Board then discussed the fairness of the price to be paid to Cashed Out Holders in light of, among other factors, the historical trading price of the Corporation’s shares, our going concern value, liquidation value and net book value, and the impact of the Stock Splits on the relative voting power of the Corporation’s stockholders. The Board determined that the $95.00 per share price was at the high end of the range of $87.00 to $95.00 indicated in Austin’s report of the fair range of prices to be paid to Cashed Out Holders and concluded that $95.00 is a fair price to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. In determining the premium to be paid for the fractional shares, the Board focused, in particular, on the recent trading prices for the shares and the fact that the Stock Splits are not a voluntary transaction for Cashed Out Holders. In the year-to-date period ending September 30, 2006, approximately 29,600 shares changed hands at prices ranging from $87.50 to $91.25 per share. The $95.00 per share Cash Out Price represents a 4.1% premium over the high trade for the period of $91.25. The Board concluded that this premium was justified because Cashed Out Holders would forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Splits. At the same time, the Board considered that the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Balancing these considerations, and taking into account the pricing recommendation of the Ad Hoc Committee, the Board determined that the 4.1% premium was fair to Cashed Out Holders but not so high as to be unfair to the unaffiliated Continuing Holders. The matters considered at this Board meeting are more fully discussed in this Proxy Statement in the sections entitled “Special Factors - Fairness of the Stock Splits” and “Opinion of Austin Associates, LLC.”
     The Board also relied on the information and recommendation of the Ad Hoc Committee regarding the best methodology to be used to effect the going private transaction. In this regard, the Board concurred with the Ad Hoc Committee’s recommendation to effect the going private transaction through the Stock Splits. The Board discussed the advisability of a reverse split immediately followed by a forward split to return the trading price of the Corporation’s shares to approximately the trading price prior to the reverse stock split. In addition, the Board concurred with the analysis of Mr. Pendleton regarding the share ownership level at which to conduct the reverse stock split and determined the reverse stock split ratio of 1-for-150 would be required to reduce the total number of record holders to comfortably less than 300. The Board decided that a corresponding forward split of 150-for-1 would be in the best interests of both the Corporation and the Continuing Holders. Based on its deliberations, the Board unanimously decided to proceed with a 1-for-150 reverse stock split, followed by an immediate 150-for-1 forward stock split. The Board unanimously voted to approve the Stock Splits, including a $95.00 price per share to be paid to Cashed Out Holders, and to recommend approval of the Stock Splits by the Corporation’s stockholders.
Summary and Structure
     The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-150 reverse stock split of the

Corporation’s shares. In the reverse split, (i) any holder of 150 or more shares immediately before the reverse stock split will receive approximately 0.0067 shares for each share then owned, and (ii) holders of less than 150 shares will have their shares cancelled and will receive $95.00 in cash for each share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 150-for-1 forward stock split of the Corporation’s shares. The Stock Splits will take effect on the Effective Date (the date that the Ohio Secretary of State accepts for filing the certificates of amendment to our Articles of Incorporation). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and Exhibit C and are incorporated herein by reference. Generally, the effect of the Stock Splits is illustrated by the following examples:

Hypothetical Scenario	Result
Stockholder A holds 100 shares in a single record account and holds no other shares.	Stockholder A’s 100 shares will be converted into the right to receive $9,500 in cash (100 x $95.00). If Stockholder A wanted to continue to be a stockholder after the Stock Splits, Stockholder A could purchase an additional 50 shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Stockholder B holds 100 shares in a brokerage account and holds no other shares.	Stockholder B should contact its broker to determine the impact of the Stock Splits. If the broker, which is the record holder for purposes of the proposed transaction, holds 150 or more shares in the aggregate prior to the Stock Splits, Stockholder B will not be required to cash in its shares.

Stockholder C holds 200 shares in a single record account and holds no other shares.	Stockholder C’s ownership will not be affected. Stockholder C will continue to hold 200 shares after the Stock Splits.

Stockholder D holds 100 shares in each of two separate but identical record accounts for a total of 200 shares.	After the Stock Splits, Stockholder D will continue to hold 200 shares in separate but identical record accounts.

Husband and Wife each hold 100 shares in separate record accounts and hold 100 shares jointly in another record account for a total of 300 shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will remain a stockholder after the Stock Splits. In this situation, Husband and Wife will each receive $9,500 for the shares held in their individual record accounts (100 x $95.00), and $9,500 for the shares held in their joint

Hypothetical Scenario	Result
account. Husband and Wife will hold no shares after the Stock Splits. If Husband and Wife wished to continue to be stockholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 150 shares are held in one account by the Effective Date.
     The Board has set the Cash Out Price at $95.00 per share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the fairness opinion of Austin Associates, LLC and other factors the Board deemed relevant. Please see the sections entitled “Special Factors — Purpose of and Reasons for the Stock Splits,” “Special Factors — Fairness of the Stock Splits,” “Opinion of Austin Associates, LLC” and “Stock Splits Proposal — Background of the Stock Splits” for more information.
     At least a majority of the Corporation’s shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of the Corporation and the Bank (who have indicated that they will vote in favor of the Stock Splits) together own 34,556, or approximately 18.79%, of the shares entitled to vote at the Special Meeting.
     The Stock Splits are considered a “going-private” transaction as defined in Rule 13e-3 under the Exchange Act because they are intended to terminate the registration of the Corporation’s shares and to eliminate our filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC as required by the Exchange Act. Please refer to the section entitled “Available Information.”
     The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of the Corporation. Among other things, the Board may withdraw the Stock Splits proposal because of (a) a change in the nature of the shareholdings of the Corporation prior to the Effective Date which would (1) result in us being unable to reduce the number of record stockholders of the Corporation to less than 300 after the Stock Splits, or (2) enable us to deregister without effecting the Stock Splits; (b) any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits (as compared to what is currently anticipated) or (c) any adverse change in our financial condition. Please see the section below entitled “Stock Splits Proposal — Termination of Stock Splits.”
Recommendation of the Board
     The Board has unanimously determined that the Stock Splits are in the best interests of the Corporation and its stockholders and fair to the Corporation’s stockholders. The Board unanimously recommends that the stockholders vote “FOR” the proposal to amend the Corporation’s Articles of Incorporation to effect the Stock Splits.

Material Federal Income Tax Consequences
     We have summarized below the material federal income tax consequences to the Corporation and to holders of the Corporation’s shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department Regulations (the “Treasury Regulations”) issued pursuant to the Code and published rulings and court decisions in effect as of the date of this Proxy Statement, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may be applied retroactively. No assurance can be provided that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.
     This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of the Corporation’s shares and it does not consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, the Corporation’s shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.
     This summary assumes that you are one of the following: (1) a citizen or resident of the United States, (2) a domestic corporation, (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or (4) a trust, with respect to which a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.
     You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences applicable to your specific circumstances.
     Federal Income Tax Consequences to the Corporation. We believe that the Stock Splits will be treated as a tax-free “recapitalization” for federal income tax purposes. This treatment will result in no material federal income tax consequences to the Corporation.
     Federal Income Tax Consequences to Continuing Holders. If you (1) continue to hold shares of the Corporation directly immediately after the Stock Splits and (2) you receive no cash in connection with the Stock Splits, you will not recognize any gain or loss as a result of the Stock Splits, and you will have the same adjusted tax basis and holding period in your shares as you had in such shares immediately prior to the Stock Splits.

     Federal Income Tax Consequences to Cashed Out Holders. If you receive cash in exchange for your shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold shares of the Corporation immediately after the Stock Splits.
     If you receive cash, do not continue to hold directly any shares of the Corporation, are not related to any person or entity who or which continues to hold shares of the Corporation and you hold your shares as a capital asset, you will recognize capital gain or loss. The amount of the capital gain or loss will equal the difference between the cash you receive for your shares and your aggregate adjusted tax basis in such shares.
     If you receive cash, do not continue to hold directly any shares of the Corporation, but are related to a person or entity who or which continues to hold shares of the Corporation, you may be treated as owning constructively the shares owned by such related person or entity, which may cause your receipt of cash in exchange for your shares to be treated (1) first, as ordinary taxable dividend income to the extent of your ratable share of the Corporation’s undistributed earnings and profits, (2) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares and (3) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold shares of the Corporation after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.
     Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
     Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% federal tax rate on any cash received in the Stock Splits that is treated as a dividend (as described above), if (1) you are an individual or other non-corporate stockholder; (2) you have held shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date (as determined under the Code) and (3) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.
     Backup Withholding. Cashed Out Holders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The transmittal letter will require each Cashed Out Holder to deliver this information when the share certificates are surrendered following the

Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.
     As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.
Unavailability of Appraisal or Dissenters’ Rights
     No appraisal or dissenters’ rights are available to holders of the Corporation’s shares who vote against the Stock Splits under Ohio law or under the Corporation’s Articles of Incorporation or Code of Regulations. Other rights or actions may be available under Ohio law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.
Share Certificates
     The Bank is the Transfer Agent for the Corporation and has been appointed to act as exchange agent to carry out the exchange of share certificates for cash. On the Effective Date, all share certificates evidencing ownership of the Corporation’s shares held by Cashed Out Holders will be cancelled without further action by either the Cashed Out Holders or the Corporation, and such certificates will represent only the right to receive cash in the amount of $95.00 per share upon their surrender.
     The Transfer Agent will furnish Cashed Out Holders with the necessary materials and instructions to surrender share certificate(s) promptly following the Effective Date. The transmittal letter will explain how certificates are to be surrendered. If you are a Cashed Out Holder, you must complete and sign the transmittal letter and return it with your certificate(s) to the Transfer Agent as instructed before you can receive the cash payment to which you are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions in the transmittal letter. No service charges will be payable by Cashed Out Holders in connection with the payment of cash in lieu of issuing fractional shares.
     Continuing Holders will not receive a transmittal letter or a new stock certificate.
Termination of Stock Splits
     Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote on the Stock Splits. The Board presently believes that the Stock Splits are in the Corporation’s best interests and has recommended a vote for the Stock Splits. Nevertheless, the Board believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Reasons to withdraw the Stock Splits from the agenda include, among other things:

•	Any change in the nature of the Corporation’s shareholdings which would result in us not being able to reduce the number of record holders below 300 as a result of the Stock Splits;

•	Any change in the number of our record holders that would enable us to deregister the Corporation’s shares under the Exchange Act without effecting the Stock Splits;

•	Any change in the number of the shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits in comparison to what is currently anticipated or

•	Any adverse change in our financial condition that would render the Stock Splits inadvisable.
     If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our stockholders of the decision by mail and by announcement at the Special Meeting.
Unclaimed Property Laws
     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of years from the Effective Date in which to claim from the Corporation the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses are in Ohio (as shown by the records of the Corporation), the period is five years. Following the expiration of that five-year period, Ohio law would cause the cash payment to become subject to Ohio’s Unclaimed Funds statute found under Chapter 169 of the Ohio Revised Code. The Ohio Department of Commerce, Division of Unclaimed Funds is charged with implementing the provisions of Chapter 169. In general, the Ohio Division of Unclaimed Funds will hold unclaimed property in a custodial capacity until such time as a rightful claim to ownership is made. For Cashed Out Holders who reside in other states or whose last known addresses (as shown by the records of the Corporation) are in states other than Ohio, such states may have abandoned property laws which call for the state to obtain either (1) custodial possession of property that has been unclaimed until the owner reclaims it, or (2) escheat of such property to the state. Under the laws of these other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than that of Ohio. If the Corporation does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be subject to Ohio law in accordance with the provisions of Chapter 169 of the Ohio Revised Code.
Regulatory Approvals
     The Corporation is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.

OPINION OF AUSTIN ASSOCIATES, LLC
     The Board believes that the financial terms of the Stock Splits are fair to the Corporation and the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Board also believes that the process by which the Stock Splits are to be approved is fair to all stockholders. In reaching these conclusions, the Board relied in part on the Fairness Opinion prepared by Austin Associates, LLC (“Austin”) of Toledo, Ohio.
     In addition to the Fairness Opinion, the Board considered other factors in its evaluation of the transaction. The Fairness Opinion and analyses should not be viewed as determinative of the views of the Board with respect to the transaction. The Fairness Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash in the Stock Splits. It is not intended to constitute and does not constitute a recommendation as to whether stockholders should vote for or against the Stock Splits. The Corporation’s stockholders are urged to read the text of the Fairness Opinion, which is attached hereto as Exhibit A, carefully and in its entirety.
     The Board, including all of the directors who are not employees of the Corporation, approved the Stock Splits, and the Board recommends that the stockholders approve the proposal. Austin determined that the fair market value of the common stock of Company at $87.00 per share as of September 30, 2006. After considering Austin’s determination and other factors, the Board determined that the price to be offered to stockholders would be $95.00 per share, representing a 9.2% premium to Austin’s fair market value determination. Austin indicated at the December 21, 2006 special meeting of the Board that the $95.00 price was within the range of fairness to the Corporation, the unaffiliated Cashed-Out Holders and the unaffiliated Continuing Holders. All of the members of the Board have expressed an intention to vote in favor of the Stock Splits, including the Board members who are not employees of the Corporation or the Bank.
     The Board requested that Austin provide its valuation of the shares and issue a fairness opinion on the price to be paid for shares in connection with the Stock Splits. The Board retained Austin based upon Austin’s experience in the valuation of businesses and securities in connection with going private transactions and similar transactions. Austin is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services to community banks and rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations. The Corporation will pay Austin a fee of $25,000 for the Fairness Opinion provided in connection with the going-private transaction, and the Corporation will reimburse Austin for all out-of-pocket expenses incurred in connection with such services.
     The Board imposed no limitations upon Austin with respect to the investigations made or procedures followed in rendering the valuation or the Fairness Opinion. You or your representative (designated in writing) may inspect a copy of the valuation report at the Corporation’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense to: Gary E. Pendleton, Chief Executive Officer, Ohio State Bancshares, Inc., 111 South Main Street,

Marion, Ohio, 43302. The Corporation may request additional information or documentation from you, if necessary, to verify your identity or the identity of your representative or the authority of your representative.
     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC’s website (http://www.sec.gov).
     In connection with the valuation, Austin made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Austin:
(1)	Held discussions with certain members of the senior management of the Corporation regarding the operations, financial condition, future prospects and projected operations and performance of the Corporation;
(2)	Reviewed the Corporation’s filings with the SEC, including Annual Reports on Form 10-K for the last five fiscal years ended December 31 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;
(3)	Reviewed the Bank’s regulatory call reports filed annually from 2001 to 2005, and quarterly from June 30, 2005 to September 30, 2006;
(4)	Reviewed financial reports prepared internally by management through September 30, 2006;
(5)	Reviewed the 2007 Preliminary Budget prepared by management with respect to the Corporation and
(6)	Reviewed certain other publicly available financial data for certain companies that Austin deemed comparable to the Corporation.
     In connection with the valuation, Austin also considered the following additional factors: (i) the nature of the business and history of the enterprise; (ii) the economic outlook in general and the condition and the outlook of the specific industry in particular; (iii) the financial condition of the business; (iv) the earning capacity of the Corporation; (v) the dividend paying capacity of the Corporation; (vi) the nature and value of the tangible and intangible assets of the business; (vii) sale of the shares and the size of the block to be valued; (viii) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (ix) the marketability of the Corporation’s shares and (x) the determination of any control premiums or minority share discounts.
     Austin used several methodologies to assess the fairness of the consideration to be received by stockholders in connection with the Stock Splits. The following is a summary of the material financial analyses used by Austin in connection with its appraisal. Austin utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies. Each analysis provides an indication of the Corporation’s per share value in order to assess the fairness of the consideration to be received in connection with the Stock Splits.
     Austin’s estimate of value of the Corporation’s shares to be cashed out in the Stock Splits involved several valuation methods including: (1) discounted cash flow value; (2) net asset value approach; (3) analysis of guideline transactions; and (4) historical market prices. Set forth below is a summary of Austin’s valuation methods and conclusions as of September 30, 2006.
     Discounted Cash Flow Value. For this valuation approach, Austin prepared a discounted cash flow analysis of the Bank, which estimates the present value of projected future earnings. A summary of the Bank’s projected five-year performance is as follows:

Projections ($000)	09/30/2007	09/30/2008	09/30/2009	09/30/2010	09/30/2011

Total Assets	$152,249	$170,519	$190,981	$211,989	$233,188
Net Income	$313	$454	$882	$1,385	$1,905
ROAA	0.21%	0.28%	0.49%	0.69%	0.86%
     In developing these projections, Austin considered management’s plan for expanding into Delaware County with the addition of two branch offices in 2007; no other material changes in the operations of the Bank including the types of products and services offered and senior management were assumed. Austin primarily used current trend lines of the Bank in making its projections. In addition to the historical performance of the Bank, Austin considered the Bank’s 2007 Budget. A summary of the Bank’s 2007 Budget is provided below:

Bank’s 2007 Budget ($000)
Total Assets	$155,493
Net Income	$226
ROAA	0.15%
     In determining the discounted cash flow value, Austin utilized a 12.0% discount rate and a capitalization rate of 7.0%. As a result, Bank’s DCF value equaled $17.9 million. After calculating the DCF value of Bank, it becomes rather straightforward to calculate the value of Company under this approach. On the parent-company balance sheet, the value of Bank is restated to the amount determined using the DCF method. All other assets and liabilities of Company as of September 30, 2006 are restated to market value. As a result, the DCF value of Company equals $87.25 per share.
     Net Asset Value. This approach involves taking the book value of a company and assessing premiums or discounts to the balance sheet accounts based upon the current market value of its assets and liabilities.

     Austin determined the Corporation’s net asset value to be $14.0 million, or $76.04 per share, as of September 30, 2006. The following summarizes the adjustments made to the Corporation’s stated balance sheet to determine the net asset value (in thousands):

Stated Book Value (Company)	$11,169
Loan Yield Adjustment	$67
Credit Quality Adjustment	$143
Other Real Estate Owned	($44)
Intangible Assets	($679)
Other Assets (Deferred Tax Asset)	($125)
Time Deposits	$250
Borrowings	$158
Core Deposit Value	$3,107

Total Adjustments	$2,878

Net Asset Value	$14,047

     Guideline Transactions. This analysis is based on two sets of guideline transactions, including: (1) price-to-earnings multiples and price-to-tangible book value ratios for selected publicly traded companies (i.e. minority share transactions) and (2) price-to-earnings multiples and price-to-tangible book value ratios for selected bank sale transactions (i.e. sale of control transactions). Austin applied a minority share discount to all sale transaction multiples to determine appropriate minority share level indications of value under this methodology.
     Minority Share Transactions. Under this approach, Austin analyzed financial and stock performance information for both Midwest and National peer groups. The following chart details the median financial and stock performance results for the selected peer groups and for the Corporation:

	Total		LTM	LTM
	Assets	Tg Equity/	Core	Core	Price/		Price/LTM
Peer Group	($000)	Tg Assets	ROAA	ROAE	Tg Book		Core EPS

Midwest	$199,707	8.99%	0.65%	8.37%	129%		16.1
National	$171,500	7.49%	0.66%	8.41%	169%		22.2

Corporation(1)	$143,309	7.35%	0.41%	5.16%	150	%(2)	28.0 (2)

(1)	Based on stated net income of $577,000 for the twelve months ending September 30, 2006.

(2)	Selected multiples.
     In determining comparable price-to-tangible book and price-to-earnings multiples, Austin considered various factors, including: (1) the Corporation’s underlying financial condition and performance in relation to the selected banks; and (2) the nature of the geographic market area served by the Corporation in relation to the selected banks. After considering these and other factors, Austin selected price-to-tangible book and price-to-earnings multiples of 150% and 28.0, respectively, to develop indications of value for the Corporation. Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $85.17, and a per share value based on price-to-earnings equaled $85.96.

     Sale of Control Transactions. Under this approach, Austin analyzed sale of control acquisition transactions for both Midwest and National peer groups. The following chart details the median financial and transaction statistics for the two selected transaction groups and for the Corporation:

	Total
	Assets	Tg Equity/	YTD	YTD	Price/		Price/LTM
Peer Group	($000)	Tg Assets	ROAA	ROAE	Tg Book		EPS

Midwest	$144,334	9.39%	0.58%	6.56%	189%		27.9
National	$145,959	8.58%	0.59%	6.17%	231%		33.6

Corporation(1)	$143,309	7.35%	0.41%	5.16%	210	%(2)	38.0 (2)

(1)	Based on stated net income of $577,000 for the twelve months ending September 30, 2006.

(2)	Selected multiples before minority share discount.
     Based on the analysis of these transactions, Austin selected a price-to-tangible book ratio of 210% and a price-to-earnings multiple of 38.0 to establish indications of value for the Corporation under this guideline transactions methodology.
     Austin analyzed all control premium information for bank sale transactions since 2001. The average and median prices paid in these transactions over the pre-announced stock trading levels of the target companies approximated between 25% and 65%. For 2005, the average one-month control premium measured 36.2%, while the average one-month premium for the year-to-date period ending September 30, 2006 measured 35.0%. Based on this data, Austin selected a 35.0% control premium, resulting in an implied minority share discount of 25.9%. This minority discount has been applied to the selected control level multiples to establish indications of value on a minority interest level.
     Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $88.32 and a per share value based on price-to-earnings equaled $86.41.
     Historical Market Price. The final valuation method considered is the market price of the Corporation’s shares as reflected in actual trading prices since January 1, 2005. Several transactions involving the Corporation’s shares were reported throughout 2005 and 2006. The Corporation’s shares are traded on the OTCBB and trades are infrequent. In 2005, approximately 13,900 shares changed hands at prices ranging from $87.00 to $90.00 per share. In the year-to-date period ending September 30, 2006, approximately 29,600 shares changed hands at prices ranging from $87.50 to $91.25 per share. In addition, Company repurchased 800 shares of common stock at $93.00 per share in October of 2006.
     Fair Market Value. Given the nature of the going private transaction, Austin determined that the appropriate standard of value was the “fair market value” of a minority interest in the Corporation. In certain transactions and valuations, a marketability discount would be applied to determine fair market value. However, in a “cash-out” transaction as is being proposed, Austin has determined that a marketability discount should not be applied. A summary of the valuation findings discussed previously is provided below:

Discounted Cash Flow Value	$87.25
Net Asset Value	$76.04
Minority Share Comparable Value
Price to Tangible Book Value	$85.17
Price to Earnings Value	$85.96
Sale of Control Value with Minority Share Discount
Price to Tangible Book Value	$88.32
Price to Earnings Value	$86.41
Market Price (2006 Price Range)	$87.50 – $93.00

Fair Market Value Determination	$87.00

     Having considered each of the valuation methods discussed above, Austin concluded the fair market value of one share of the Corporation’s common stock was $87.00. No specific weighting was used to determine the $87.00 value. Generally, it reflects a balance between the discounted cash flow value ($87.25) and the range of market comparable results ($85.17 to $88.32). Very little consideration was given to the net asset value approach ($76.04). While the reported market price of the Corporation’s shares was higher than $87.00 per share, the Corporation’s shares are infrequently traded. Therefore, Austin gave less consideration to market price of Corporation’s shares in determining the fair market value.
     Pro Forma Analysis. In rendering the Fairness Opinion, Austin also considered the pro forma impact of the Stock Splits to the Corporation. For illustrative purposes, Austin prepared pro forma analyses of cash-out prices of $87.00, $89.00, $91.00, $93.00, and $95.00 per share assuming that 17,580 shares will be repurchased. Among other measurements, Austin considered the pro forma impact to earnings per share (“EPS”), book value per share, return on average equity (“ROAE”), and regulatory capital ratios. Austin concluded that at $95.00 per share, (1) the transaction would have a positive impact on EPS of approximately 18.2%; (2) book value per share would be diluted by approximately 6.0%, and such dilution would be recovered in approximately 6.5 years; (3) ROAE would be enhanced by approximately 134 basis points and (4) consolidated capital ratios would remain well in excess of the well-capitalized regulatory guidelines for capital adequacy.
     Conclusion. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Austin is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $95.00 per share to be paid by the Corporation in lieu of issuing fractional shares in connection with the Stock Splits is fair, from a financial point of view, to the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. Austin’s Fairness Opinion is attached to this Proxy Statement as Exhibit A.
     Qualifying Statements Regarding Fairness Opinion. In rendering the Fairness Opinion, Austin relied upon and assumed, without independent verification, that the financial and other information provided to Austin by the management of the Corporation, including the financial projections, was accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Corporation; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Fairness Opinion; and that there were no facts or information regarding the Corporation that would cause the information supplied by Austin to be incomplete or misleading in any material respect. Austin did not independently verify the accuracy or completeness of the information supplied to it with respect to the Corporation, and does not assume responsibility to verify the information. Austin also assumed that the transaction will be consummated in all material respects as described in this Proxy Statement and the proposed amendments to the Corporation’s Articles. Austin did not make any independent appraisal of the specific properties or assets of the Corporation.
     AUSTIN WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO: (1) THE TAX OR LEGAL CONSEQUENCES OF THE STOCK SPLITS; (2) THE REALIZABLE VALUE OF THE CORPORATION’S SHARES OR THE PRICES AT WHICH THE CORPORATION’S SHARES MAY TRADE AND (3) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN THE FAIRNESS OPINION.
     THE FAIRNESS OPINION DOES NOT ADDRESS THE BOARD’S UNDERLYING BUSINESS DECISION TO AFFECT THE TOCK SPLITS OR THE UNDERLYING BUSINESS DECISION TO ENDORSE THE TOCK SPLITS, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THE STOCKHOLDER SHOULD VOTE FOR OR AGAINST THE TRANSACTION.
     The summary set forth above describes the material points of the detailed analyses performed by Austin in arriving at the Fairness Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances, and is therefore not readily susceptible to summary description. In arriving at the Fairness Opinion, Austin made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Austin believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Austin made numerous assumptions with respect to the Corporation, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.
     No company or going private transaction utilized in Austin’s analyses was identical to the Corporation. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests (in the case of acquisition transactions analysis), as well as other factors that could affect the public trading markets of companies to which the Corporation is being compared.

MEETING AND VOTING INFORMATION
     Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Stock Splits.
Time and Place
     The Special Meeting will be held on                     , 2007, at                      ___.m., local time at                     , Marion, Ohio.
Revoking Your Proxy
     Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.
Record Date
     Only the Corporation’s stockholders of record at the close of business on the Record Date (                    , 2007) are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each share then owned. According to the Corporation’s records, there were 183,939 votes entitled to be cast at the Special Meeting as of the Record Date.
Quorum and Required Vote
     The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding shares of the Corporation as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.
     Each stockholder is entitled to cast one vote for each share owned on the Record Date. Under Ohio law and the Corporation’s Articles and Code of Regulations, the affirmative vote of at least a majority, or 91,970, of the issued and outstanding shares of the Corporation as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of the Corporation together own 34,556, or approximately 18.79%, of the shares entitled to vote at the Special Meeting. Our executive officers and directors have indicated they will vote in favor of the Stock Splits.
     Stockholders holding shares in “street name” should review the information provided to them by their broker or bank or other nominee. This information will describe the procedures to follow to instruct the nominee how to vote the “street name” shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a “non-discretionary” item, meaning that nominees cannot vote the shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in “street name” that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”
     Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed self-addressed, postage-paid return envelope to assure that a quorum is present at the Special Meeting and that your shares can be voted as you wish.
Solicitation and Costs
     The enclosed proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of the Corporation and the Bank, in person or by telephone, mail, facsimile or electronic mail only for use at the Special Meeting. The Corporation will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board’s solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding shares of the Corporation as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and we will reimburse them for their reasonable expenses.
     We estimate that the repurchase of fractional shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1.85 million. We intend to finance the Stock Splits by using cash on hand and marketable securities.
     The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final expenses may be higher or lower than the estimates provided below.

Legal Fees	$85,000
Accounting Fees	5,000
Filing Fees	500
Financial Advisory / Valuation Fees	25,000
Printing and Mailing Costs	5,000
Proxy Solicitor Fees	0
Other	5,000

Total	$125,500

     Based upon our estimated cost savings as a result of deregistering the Corporation’s shares, we expect to recoup these expenses in less than two years.

INFORMATION ABOUT THE CORPORATION
Business of the Corporation
     On May 16, 1996, the Bank completed its reorganization into the wholly-owned subsidiary of Ohio State Bancshares, Inc., a newly-formed company organized exclusively to become the Bank’s parent holding company. Pursuant to the reorganization, Bank shareholders exchanged each share of Bank common stock for one common share of the Corporation. As a result, the Corporation became the sole stockholder and parent holding company of the Bank. The Bank, which was chartered on March 24, 1988 and commenced operations on August 23, 1988, is headquartered in Marion, Ohio. The Bank serves the central Ohio counties of Marion and Union, and anticipates opening a new branch office in Delaware County during the third quarter of 2007. The Bank’s main office is located at 111 South Main Street, Marion, Ohio 43302, and the Corporation’s phone number at this office is (740) 387-2265.
     The Bank offers a full range of commercial banking services, including commercial loans, real estate loans and various types of consumer loans; checking, savings and time deposits; money market accounts; travelers checks; pre-approved overdraft protection; safe deposit boxes and other customary nondeposit banking services. At the present time, the Bank does not have a trust department, but can provide access to this service through correspondent banks. The Bank is a member of 24-hour automated teller networks.
     The Corporation, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (BHCA), as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the BHCA. The Bank is subject to regulation and examination primarily by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC). The Corporation is also under the jurisdiction of the SEC and certain state securities commissions for matters relating to the offering and sale of its securities. The Corporation is subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the SEC.
Directors and Executive Officers and Principal Holders
     The tables below provide certain information with respect to the Corporation’s directors and executive officers as of the Record Date, and include information regarding shares beneficially owned by the directors and executive officers. The directors and executive officers of the Corporation will receive no extra or special benefit not shared on a pro rata basis by all other holders of the Corporation’s shares. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the Corporation’s outstanding shares. If the Stock Splits are implemented, the directors and executive officers will thereafter beneficially own approximately 20.93% of the Corporation’s outstanding shares. Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner currently own 115 shares and 30 shares respectively, and each will be cashed out in connection with the Stock Splits. Messrs. Thurston and McKinniss, who own 100 shares and 77 shares respectively, intend to aggregate their respectively held shares into a joint account in order to avoid being cashed out. For more information, please see the sections entitled “Special Factors — Fairness of the Stock Splits.”
DIRECTORS

				Shares
				Beneficially
				Owned as of
Name and Mailing		Principal Occupation		Record		Percent
Address (6)		Over the Past Five Years	Director Since	Date(8)		of Class
Lowell E. Thurston	66	President, Carroll’s Jewelers	2006	100		0.05%
Gary E. Pendleton	62	President and CEO, Ohio State Bancshares, Inc.	1990	2,110	(1)	1.15%
Ted M. McKinniss	56	Attorney of counsel with Kegler, Brown, Hill and Ritter	2005	77		0.04%
Theodore L. Graham	61	Managing Partner, Graham Investment Co. (Warehousing and Real Estate Development)	1991	11,923	(2)	6.48%
Lois J. Fisher	58	Commercial Real Estate Development	1994	708	(3)	0.38%
Thurman R. Mathews	78	Owner, Mathews, Kennedy Ford Lincoln Mercury, Marion	1994	18,993	(4)	10.33%
Fred K. White	72	Real Estate Agent, HER Kinney Properties(7)	1994	500	(5)	0.27%
EXECUTIVE OFFICERS

					Shares
					Beneficially
					Owned as of
Name and Mailing		Positions held	Executive		Record		Percent
Address (6)		During the Past Five Years	Since		Date(8)		of Class
Gary E. Pendleton	62	President and Chief Executive Officer	1996	(9)	2,110	(1)	1.15%
Steven M. Strine	51	Senior Vice President and Chief Lending Officer	1999		115		0.06%
Todd M. Wanner	33	Senior Vice President and Chief Financial Officer	2000		30		0.02%
Executive Officers and Directors as a Group (9 Persons)					34,556		18.79%

(1)	Includes 507 shares owned jointly with spouse.

(2)	Includes 11,537 shares owned by partnership of which Mr. Graham is a general partner.

(3)	Includes 500 shares held in a trust of which Ms. Fisher is the Trustee.

(4)	Includes 17,549 shares owned by spouse.

(5)	Includes 500 shares owned by Fred K. White Living Trust.

(6)	The mailing address of each Director for receipt of communications in connection with these materials is 111 S. Main Street, Marion, Ohio 43302, such being the address of the principal offices of the Company. The Corporation’s phone number at its main address is (740) 387-2265.

(7)	Prior to joining HER Kinney Properties, Mr. White was Division Manager of Ohio Edison (utility company).

(8)	Unless otherwise designated, the shares set forth in the table above are shares, as known to management, over which the nominee or director has sole voting and investment power.

(9)	1996 is the year that The Ohio State Bank, formerly known as The Marion Bank, was reorganized into the wholly-owned subsidiary of Ohio State Bancshares, Inc.
     To the Corporation’s knowledge, none of the Corporation’s executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Each of the Corporation’s directors and executive officers is a citizen of the United States of America.
     No director or executive officer of the Corporation has engaged in any transactions involving the Corporation’s shares in the past 60 days.
     As of the Record Date, the following persons were known to the Company to be beneficial owners of more than five percent of the Company’s Common Stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class
Theodore L. Graham c/o Ohio State Bancshares, Inc. 111 S. Main Street Marion, Ohio 43302	11,923(1)	6.48%

Thurman R. Mathews c/o Ohio State Bancshares, Inc. 111 S. Main Street Marion, Ohio 43302	18,993(2)	10.33%

The PB & BA Miller Irrevocable Trust 747 Marion Cardington Road Marion, Ohio 43302	11,448	6.22%

(1)	Includes 11,537 shares owned by partnership of which Mr. Graham is a general partner.

(2)	Includes 17,549 shares owned by spouse.
     Upon completion of the Stock Splits, we expect no additional stockholders will own more than five percent (5%) of the Corporation’s shares.
Certain Transactions
     Some of the directors and officers of the Corporation and the companies with which they are associated are customers of and have banking transactions with the Bank in the ordinary course of the Bank’s business. All loans included in such transactions were made on the same terms and conditions as those prevailing at the time for other borrowers, and in the opinion of the management of the Bank, did not involve more than a normal risk of collectibility. In addition, Ted M. McKinniss, a member of the Corporation’s board of directors, is of counsel to Kegler, Brown, Hill and Ritter, LPA, a law firm with offices in Columbus and Marion, that provides legal services to both the Corporation and the Bank. During the last two years, the Corporation and the Bank have paid a total of $78,525 in legal fees to Kegler, Brown, Hill and Ritter, LPA. During the last two years, the Bank has also made payments to Mathews Kennedy Ford Lincoln Mercury, Inc., Mathews Acura Motors, Inc., Mathews Dodge Chrysler Jeep, Inc. and Mathews Budget Auto Center, Inc. (collectively, the “Dealerships”) totaling $106,000. The Dealerships are each Ohio corporations that are either wholly-owned or controlled by Thurman Mathews, a member of the Corporation’s board of directors. These fees were paid in connection with the Dealerships’ origination of automobile loans on behalf of the Bank. The arrangements between the Bank and the Dealerships in connection with such origination activity are on substantially the same terms as those of comparable arrangements between the Bank and other automobile dealerships in the area that are not affiliated with insiders of the Corporation.
     None of the transactions discussed herein are believed to create any conflict of interest with respect to the directors’ deliberations regarding the Stock Splits.
Market Price and Dividend Information
     The Corporation has 500,000 authorized and 183,939 outstanding shares of common stock held by approximately 520 shareholders as of the Record Date. The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation’s stock are generally referred to Community Banc Investments, New Concord, Ohio (“CBI”). The bid and ask quotations indicated below were obtained from CBI, which handles a limited amount of the Corporation’s stock transactions.

	Bid Prices		Ask Prices		Cash Dividends
Quarter Ended	Low	High	Low	High	Declared Per Share
March 31, 2004	$77.00	$77.00	$80.00	$80.00	$0.00
June 30, 2004	77.00	82.00	80.00	85.00	0.40
September 30, 2004	82.00	82.00	85.00	85.00	0.00
December 31, 2004	82.00	85.00	85.00	87.00	0.40
March 31, 2005	84.00	84.00	87.00	87.00	0.00
June 30, 2005	84.00	88.00	87.00	91.00	0.40
September 30, 2005	88.00	88.00	91.00	91.00	0.00
December 31, 2005	88.00	90.00	91.00	93.00	0.40
March 31, 2006	90.00	90.00	93.00	93.00	0.00
June 30, 2006	90.00	92.00	93.00	95.00	0.40
September 30, 2006	92.00	92.00	95.00	95.00	0.00
December 31, 2006	92.00	92.00	95.00	95.00	0.40
     During 2006, certain market makers also began quoting the Corporation’s common shares on the Over the Counter Bulletin Board (the “OTCBB”) and the Pink Sheets under the symbol “OHSB.” The table below sets forth the high and low bid prices and the high and low ask prices, as reported by the OTCBB, for each calendar quarter beginning with the quarter ended March 31, 2006 through the quarter ended December 31, 2006.

	Bid Prices		Ask Prices		OTCBB
Quarter Ended	Low	High	Low	High	Trading Volume
March 31, 2006	$0	$0	$0	$0	0
June 30, 2006	0	0	0	0	0
September 30, 2006	90.20	90.20	105.00	105.00	1,998
December 31, 2006	90.20	92.25	94.25	120.00	636
     The quotations indicated on each of the tables above are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation’s stock, these prices may not reflect the prices at which the stock would trade in an active market.

     Dividends are paid only when declared by the Board, in its sole discretion, based on the Corporation’s financial condition, results of operation, market conditions and such other factors as it may deem appropriate. The payment of dividends by the Corporation and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The “prompt corrective action” provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Corporation’s ability to obtain funds from the Bank for the Corporation’s cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses.
     If the Stock Splits are completed and we deregister our shares, the Corporation’s shares will no longer be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in the Corporation’s shares will only be possible through privately negotiated transactions, through licensed intrastate securities dealers such as CBI, or through other over-the-counter quotation services such as the Pink Sheets and the OTCBB.
Share Repurchase Information
     During the past two years, the Corporation has repurchased blocks of its common shares on six occasions. Between April 26, 2006 and May 10, 2006, the Corporation purchased a total of 5,000 shares of its common stock from CBI in four separate transactions, each at the price of $90.90 per share. In addition, on May 19, 2006 and October 10, 2006, the Corporation acquired 1,061 shares in two separate transactions, each at the price of $93.00 per share.

FINANCIAL INFORMATION
Summary Historical Financial Information
     The following summary consolidated financial information was derived from the Corporation’s audited consolidated financial statements as of and for each of the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2006. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial position and results of operation have been included. The statement of operations data for the nine months ended September 30, 2006 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the section below entitled “Available Information.”

	Nine
	Months
	Ended	Year Ended
	Sept. 30,	December 31,
(Dollars in 000’s except per share data)	2006	2005	2004	2003	2002	2001
STATEMENT OF OPERATIONS DATA
Total interest income	$6,335	$8,012	$6,661	$6,202	$6,369	$6,148
Total interest expense	2,997	3,186	2,198	2,133	2,322	2,924

Net interest income	3,338	4,826	4,463	4,069	4,047	3,224
Provision for loan losses	127	386	403	412	435	336

Net interest income after provision for loan losses	3,211	4,440	4,060	3,657	3,612	2,888
Noninterest income	594	893	742	783	724	598
Noninterest expense	3,304	4,621	4,002	3,317	2,882	2,582
Income tax expense	90	135	165	266	414	251

Net income	411	$577	$635	$857	$1,040	$653

PER SHARE DATA:
Basic and diluted earnings per common share	$2.19	$3.03	$3.34	$4.51	$6.53	$4.47
Book value per share at period-end	60.72	59.32	59.07	57.16	53.78	42.57
Cash dividends per share	0.40	0.80	0.80	0.80	0.60	0.60
Number of shares used in earnings per share calculations	187,176	190,000	190,000	190,000	159,273	146,000

BALANCE SHEET DATA:
Total assets	$143,309	$143,326	$125,012	$110,862	$104,733	$91,407
Total securities	29,432	34,052	25,444	26,506	31,970	21,637
Total net loans	96,944	94,792	88,915	75,358	60,545	57,493
Allowance for loan losses	955	986	961	844	793	714
Total deposits	114,025	113,673	96,124	87,007	84,889	81,787
Borrowings	13,790	17,408	16,487	12,268	8,928	2,837
Shareholders’ equity	11,169	11,272	11,223	10,860	10,219	6,215

	Nine
	Months
	Ended	Year Ended
	Sept. 30,	December 31,
(Dollars in 000’s except per share data)	2006	2005	2004	2003	2002	2001
OPERATING RATIOS:
(in percentages)
Total net loans to total deposits	85.02	83.39	92.50	86.61	71.32	70.30
Total shareholders’ equity to total assets	7.79	7.86	8.98	9.80	9.76	6.80
Average shareholders’ equity to average assets	7.85	7.86	9.26	9.74	8.01	7.36
Return on average equity	3.68	5.11	5.77	8.14	13.49	10.99
Return on average assets	0.29	0.40	0.53	0.79	1.08	0.81
Dividend payout ratio	17.99	26.40	23.95	17.75	9.69	13.41
Total interest expense to interest income	47.31	39.77	33.00	34.40	36.46	47.55
Allowance for loan losses to total loans	0.98	1.03	1.07	1.11	1.29	1.23

Average assets	$142,145	$143,647	$118,783	$108,027	$96,248	$80,744
Average shareholders’ equity	11,153	11,288	11,002	10,517	7,707	5,942
Averages used herein, unless indicated otherwise, are based on daily averages.
     The Corporation’s book value per share, as set forth above, has been derived from financial statements prepared by the Corporation’s management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), the Corporation’s chief executive officer and chief financial officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of the Corporation as of, and for, the periods presented in such periodic reports.
Pro Forma Financial Information
     We do not expect the Stock Splits or our use of approximately $1.98 million to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section above entitled “Meeting and Voting Information — Solicitation and Costs.” We expect to finance the Stock Splits with cash and cash equivalents on hand.
     If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $95.00 per share held immediately prior to the Stock Splits. The repurchase of the fractional shares resulting from the Stock Splits is estimated to cost approximately $1.85 million and would reduce the number of record holders of the Corporation’s shares from approximately 520 to approximately 220.
     We expect that, as a result of the Stock Splits and the cashing out of fractional shares held by the Cashed Out Holders:
•	Our aggregate stockholders’ equity will change from approximately $11.2 million (as of September 30, 2006) to approximately $9.3 million; and

•	Book value per share would change from $60.46 to $56.38, assuming the cash out of fractional shares had occurred on September 30, 2005.

     The following pro forma consolidated information has been derived from the Corporation’s financial statements. The financial statements for the year ended December 31, 2005, have been audited by independent registered public accountants. The financial statements for the quarterly period ended September 30, 2006 have not been audited. In the opinion of the Corporation’s management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the results of these quarters.
     The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective: (1) the first day of the period presented for the income statement; and (2) as of the date of the balance sheet. The pro forma consolidated financial statements have also been prepared based upon the assumption that all fractional shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, the Corporation believes that approximately 19,500 shares will be repurchased at $95.00 per share for a total purchase price of approximately $1.85 million.
     The pro forma results are not indicative of future results because the Corporation’s public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs.
     The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section below entitled “Incorporation of Certain Documents by Reference.”

PRO FORMA CONSOLIDATED INCOME STATEMENT
Nine Months Ended September 30, 2006
(Dollars in thousands, except per share data)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
INCOME STATEMENT
Interest income	$6,335	($73	)(1)	$6,262
Interest expense	2,997			2,997

Net interest income	3,338			3,265
Loan loss provision	127			127

Noninterest income	600			600

Salary and benefits	1,667			1,667
Occupancy and equipment	691			691
Other noninterest expense	947	(37	)(2)	910

Total noninterest expense	3,304			3,267

Securities transactions	(6)			(6)

Income before taxes	501			465

Income taxes	90	(12	)(3)	78

Net income	$411			$387

Earnings per share
Basic and Fully Diluted	2.19			2.31
Average Diluted Shares	187,176			167,676

(1)	Based on 5.25% pre-tax opportunity cost on repurchase.

(2)	Reflects estimation of costs incurred as a public company for the nine months ending 09/30/2006.

(3)	Based on 34% tax rate.

Note: Pro Forma does not include non-recurring expenses associated with Stock Splits estimated at $125,000.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Year Ended December 31, 2005
(Dollars in thousands, except per share data)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
INCOME STATEMENT
Interest income	$8,012	($97	)(1)	7,914
Interest expense	3,186			3,186

Net interest income	4,826			4,728
Loan loss provision	386			386

Noninterest income	891			891

Salary and benefits	2,295			2,295
Occupancy and equipment	855			855
Other noninterest expense	1,471	(44	)(2)	1,427

Total noninterest expense	4,621			4,577

Securities transactions	1			1

Income before taxes	712			658

Income taxes	135	(18	)(3)	117

Net income	$577			541

Earnings per share
Basic and Fully Diluted	3.03			3.18
Average Diluted Shares	190,000			170,500

(1)	Based on 5.25% pre-tax opportunity cost on repurchase.

(2)	Reflects estimation of costs incurred as a public company for the year-ending 12/31/2005.

(3)	Based on 34% tax rate.

PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2006
(Dollars in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	5,194	(1,853	)(1)	3,342
Federal funds sold	2,467			2,467
Investment securities	29,432			29,432
Loans (gross)	97,899			97,899
Loan loss reserve	955			955

Loans (net)	96,944			96,944
Premises	3,909			3,909
FHLB stock	620			620
Other real estate	435			435
Intangibles	678			678

Other assets	3,629			3,629

Total assets	143,309			141,457

LIABILITIES:
Total deposits	114,025			114,025
Other borrowed money	17,075			17,075
Other liabilities	1,041			1,041

Total liabilities	132,140			132,140

STOCKHOLDERS’ EQUITY:
Equity capital	11,413	(1,853	)(2)	9,560
Net unrealized gain on securities	(244)			(244)

Total equity	11,169			9,316

Total liabilities and stockholders’ equity	143,309			141,457

Shares Outstanding	187,739			165,239
Book Value Per Share	60.46			56.38

(1)	Represents total cash expenditure of stock repurchase.

(2)	Represents net decrease in equity capital from repurchase of shares.

Ratio of Earnings to Fixed Charges
RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
(Dollars in thousands)

			Pro
			Forma
			Nine				Pro Forma
			Months				Year Ended
	Nine Months Ended		Ended	Year Ended			December
	September 30		Sept. 30	December 31			31
	2006	2005	2006	2005	2004	2003	2005
Pretax income	$501	$512	$465	$712	$800	$1,123	$658
Fixed charges	2,997	2,310	2,997	3,186	2,198	2,133	3,186
Amortization of capitalized interest
Distributed income of equity investees
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges

Less
Interest capitalized
Preference security dividend requirements
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges

Total earnings	$3,498	$2,822	$3,462	$3,898	$2,998	$3,256	$3,844

Fixed charges

Interest expensed and capitalized
	$2,997	$2,310	$2,997	$3,186	$2,198	$2,133	$3,186

Amortized premiums, discounts and capitalized interest
Interest within rental expense
Preference security dividend requirements of consolidated subsidiaries

Total fixed charges	$2,997	$2,310	$2,997	$3,186	$2,198	$2,133	$3,186

RATIO OF EARNINGS TO FIXED CHARGES
	116.7%	122.2%	115.5%	122.3%	136.4%	152.6%	120.7%

AVAILABLE INFORMATION
     The Corporation currently files reports, proxy statements and other information with the SEC pursuant to the requirements of the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
     The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including the Corporation, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     The Stock Splits will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Corporation has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying at the Corporation’s principal executive offices during regular business hours by any interested stockholder of the Corporation, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302. The Schedule 13E-3 is also available for viewing and printing on the SEC’s Internet world wide website.
PROPOSALS OF STOCKHOLDERS
     If the Stock Splits are approved by the requisite vote of the Corporation’s shareholders, the Corporation may not be required to include shareholder proposals in its proxy materials in connection with this year’s upcoming annual meeting, as permitted pursuant to Rule 14a-8 under the Exchange Act. However, in the event that either the Stock Splits are not effected as proposed or the proxy materials are issued prior to the termination of the Corporation’s SEC registration, the following shall apply: (1) any shareholder wishing to have his or her proposal included in the proxy statement and acted upon at the annual meeting must have submitted the proposal to the Corporation’s Secretary prior to the close of business on December 1, 2006; (2) any shareholder proposal for the upcoming annual meeting received by the Corporation after February 14, 2007 will be considered untimely, and the Corporation will vote all shares for which it has received proxies in the interest of the Corporation as determined in the sole discretion of its Board of Directors; and (3) the Corporation will retain the authority to discretionarily vote proxies with respect to shareholder proposals received by the Corporation after December 1, 2006 but prior to February 14, 2007, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.
     The Corporation’s Code of Regulations also establishes advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a shareholder meeting it is necessary that you notify the Corporation not fewer than 14 days in advance of the meeting unless the Corporation provides shareholders less than 21 days notice of the meeting and then notice of the nominations must be given not later than the seventh day after the notice of the meeting was mailed. In addition, the notice must meet all other requirements contained in our Code of Regulations. Any shareholder who wishes to take such action should obtain a copy of the Code of Regulations and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.
OTHER MATTERS
     The management of the Corporation is not aware of any other matters to be presented for consideration at the Special Meeting, or any adjournment thereof. If any other matter should properly come before the Special Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.
     This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about the Corporation and its financial condition.
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2005; and

•	Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.
     We will provide copies of these documents, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Ohio State Bancshares, Inc., Attention: Todd M. Wanner, P.O. Box 1818, Marion, Ohio 43302 or by calling Mr. Wanner at (740) 387-2265.

Gary E. Pendleton
President

EXHIBIT A
FAIRNESS OPINION
January ____, 2007
Board of Directors
Ohio State Bancshares, Inc.
111 South Main Street
Marion, OH 43302
Members of the Board:
You have requested the opinion of Austin Associates, LLC (“Austin”) as to the fairness, from a financial point-of-view, of the consideration being offered to shareholders of Ohio State Bancshares, Inc. (“Company’) in connection with a going private transaction (“Transaction”). The Transaction is being completed through a reverse-stock split. Under the terms of the Transaction, shareholders of Company owning fewer than 150 shares will receive $95.00 per share in cash (“Cashed Out Shareholders”). The Company estimates that approximately 19,500 shares will be cashed-out as part of the Transaction. All other shareholders will continue to be shareholders of the Company (“Continuing Shareholders”).
In carrying out our engagement, we have among other things:
(i)	Held discussions with certain members of the senior management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company;

(ii)	Reviewed the proxy statement related to the Transaction;

(iii)	Reviewed the audited and regulatory financial statements of Company for each of the years-ended 2000-2005;

(iv)	Reviewed the interim unaudited financial statements for the nine months ended September 30, 2006, respectively;

(v)	Reviewed internal information regarding the business and prospects of Company including, but not limited to, operating budgets and financial statements;

(vi)	Prepared a valuation of the common stock of Company in connection with the Transaction to determine the fair market value of the shares of Company;

(vii)	Reviewed certain publicly available information on Company and other companies whose business activities were believed by Austin to be generally comparable to those of Company; and

(viii)	Reviewed other analyses and information as Austin deemed relevant, including but not limited to the pro forma impact of the Transaction to Company’s book value, capital and earnings.

In connection with the valuation noted above, Austin considered: (a) the nature and history of the Company; (b) the economic outlook in general and the condition and the outlook of the specific industry in particular; (c) the financial condition of the Company; (d) the earning capacity of the Company; (e) the dividend paying capacity of the Company; (f) the nature and value of the tangible and intangible assets of the Company; (g) sale of the stock and the size of the block to be valued; (h) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (i) the marketability of the Company’s stock; and (j) the determination of any control premiums or minority share discounts. A summary description of the valuation approaches utilized and conclusions reached are contained in the Schedule ___ Transaction Statement. A complete valuation report was delivered to the Board of Directors in December of 2006. While we did not formally update our valuation, in reaching our opinion, we reviewed and considered the performance of the Company through December 31, 2006.
In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us, or publicly available, and have not attempted to verify the same. We have assumed that there has been no material change in the financial condition of Company since the date of the last financial statements made available to us. Our opinion is necessarily based upon market, economic and other conditions as of the date hereof.
We have been retained by the board of directors as independent advisor to the Company in connection with the Transaction. For our services in rendering this opinion, Company has paid us a fee and has indemnified us against certain liabilities.
Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the cash offer of $95.00 per share being paid in the Transaction is fair, from a financial point of view, to both the Cashed Out Shareholders and the Continuing Shareholders.
Respectfully,
Austin Associates, LLC

EXHIBIT B
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT THE
REVERSE STOCK SPLIT AMENDMENT
     RESOLVED that Article FOURTH of the Amended Articles of Incorporation of Ohio State Bancshares, Inc. is hereby amended and replaced in its entirety as follows:
FOURTH: The authorized number of shares of the Corporation is five-hundred thousand (500,000), all of which shall be with a par value of Ten Dollars ($10.00) each.
Without regard to any other provision of these Amended Articles of Incorporation, effective at the date and time this amendment to the Amended Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each one-hundred fifty (150) of the Corporation’s common shares then issued and outstanding shall be and hereby is automatically converted (without any further act) into one (1) fully-paid and non-assessable common share (the “Reverse Stock Split”), provided that no fractional shares shall be issued to holders of fewer than one-hundred fifty (150) shares of common stock immediately prior to the Effective Time of this amendment (“Cashed Out Holders”). In lieu of the issuance of any fractional share or scrip to Cashed Out Holders, each Cashed Out Holder shall be entitled to receive the amount of Ninety-Five Dollars and Zero Cents ($95.00) in cash for each share of common stock held immediately prior to the Effective Time of this amendment. Holders who held one-hundred fifty (150) or more common shares immediately prior to the Effective Time shall be issued fractional common             shares for any fractional interest held immediately following the Reverse Stock Split. The Reverse Stock Split shall affect only issued and outstanding shares of the Corporation and shall not affect the total authorized number of shares.
In connection with the Reverse Stock Split, the aggregate stated capital of the Corporation shall be reduced by an amount equal to the number of shares of common stock held by Cashed Out Holders immediately prior to the Effective Time as multiplied by the per share par value of Ten Dollars ($10.00).

EXHIBIT C
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT THE
FORWARD STOCK SPLIT AMENDMENT
     RESOLVED that Article FOURTH of the Amended Articles of Incorporation of Ohio State Bancshares, Inc. is hereby amended and replaced in its entirety as follows:
FOURTH: The authorized number of shares of the Corporation is five-hundred thousand (500,000), all of which shall be with a par value of Ten Dollars ($10.00) each.
Without regard to any other provision of these Amended Articles of Incorporation, effective at the date and time this amendment to the Amended Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each share of the Corporation’s common shares then issued and outstanding shall be and hereby is automatically converted into one-hundred fifty (150) fully paid and non-assessable common shares, with any issued and outstanding fractional share interests to be converted ratably (the “Forward Stock Split”). The Forward Stock Split shall affect only issued and outstanding shares of the Corporation and shall not affect the total authorized number of shares.
In connection with the Forward Stock Split, the aggregate stated capital of the Corporation shall not change.

PRELIMINARY COPY
REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OHIO STATE BANCSHARES, INC.
SPECIAL MEETING OF STOCKHOLDERS
                    , 2007
IMPORTANT
Please complete this entire Proxy Card.
Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible. Your vote is important,
regardless of the number of shares that you own.
     The undersigned stockholder of Ohio State Bancshares, Inc. (the “Corporation”) hereby constitutes and appoints Gary E. Pendleton and ___ as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Stockholders of the Corporation to be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time (the “Special Meeting”), all of the shares of the Corporation which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The amendment of the Corporation’s Articles of Incorporation to effect a 1-for-150 reverse stock split, followed immediately by a 150-for-1 forward stock split, of the Corporation’s common shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each stockholder owning fewer than 150 shares of common stock of the Corporation immediately before the Stock Splits will receive $95.00 in cash, without interest, for each share owned by such stockholder immediately prior to the Stock Splits, and will no longer be a stockholder of the Corporation; and (b) each share held by a stockholder owning 150 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to represent one share of common stock of the Corporation after completion of the Stock Splits.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.
          IMPORTANT: Please sign and date this proxy on the reverse side.
     Your Board of Directors recommends a vote “FOR” the approval of the amendments to the Corporation’s Articles of Incorporation to effect the Stock Splits.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, the shares will be voted “FOR” the approval of the amendments to the Corporation’s Articles of Incorporation to effect the Stock Splits.
     All proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Stockholders of the Corporation and of the accompanying Proxy Statement is hereby acknowledged.
     Please sign exactly as your name appears above. When signing as attorney, executors, administrators, trustees, guardians or agents should give their full titles. If shares are held jointly, each holder should sign.

Signature	Signature

Dated: , 2007	Dated: , 2007
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.